Exhibit 10.1

LOAN AGREEMENT

By and Among

MANUFACTURERS AND TRADERS TRUST COMPANY,

As Administrative Agent and Letter of Credit Issuer,

THE LENDERS PARTY HERETO

and

COMPUTER TASK GROUP, INCORPORATED

As of April 21, 2005

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	4.12	Subsidiaries, Partnerships, etc.	39
	4.13	No Defaults on Other Agreements; Adverse Contracts	39
	4.14	Litigation	40
	4.15	Absence of Events of Default	40
	4.16	Insurance	40
	4.17	Title to Property; Security Interest	40
	4.18	Intellectual and Other Property	40
	4.19	Taxes	41
	4.20	Employee Benefits	41
	4.21	Environmental Matters	41
	4.22	No Guaranties or Indemnities	42
	4.23	Potential Conflicts of Interest	42
	4.24	Bank Accounts	42
	4.25	Trade Relations	42
	4.26	Financial Information	42
	4.27	Investment Company Act; Public Utility Holding Company Act	43
	4.28	No Material Adverse Change	43
	4.29	Survival of Representations and Warranties	43

5.	CONDITIONS OF LENDING.		43

	5.1	Conditions of Revolving Credit Loans	43
	5.2	Conditions of Each Advance Under Revolving Credit Loan	46

6.	AFFIRMATIVE COVENANTS		47

	6.1	Payment	47
	6.2	Basic Reporting Requirements.	47
	6.3	Insurance	50
	6.4	Payment of Taxes and Other Potential Charges and Priority Claims	50
	6.5	Preservation of Status	51
	6.6	Conduct of Business	51
	6.7	Financial Covenants	51
	6.8	Protection of Collateral	52
	6.9	Maintenance of Financial Records; Fiscal Year	52
	6.10	Maintenance of Properties	52
	6.11	Further Assurances	52

7.	NEGATIVE COVENANTS		53

	7.1	Liens	53
	7.2	Indebtedness	54
	7.3	Sale or Transfer of Assets; Suspension of Business Operations	55
	7.4	Transactions with Affiliates	56
	7.5	Limitation on Other Restrictions on Liens	56
	7.6	Limitation on Other Restrictions on Amendment of the Loan Documents, etc	56
	7.7	Restrictions on Nature of Business	56

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	7.8	Special Restrictions on Inactive Subsidiaries	56
	7.9	Dividends	57
	7.10	Subsidiaries	57
	7.11	Fundamental Changes	58
	7.12	Guaranties and Advances	58
	7.13	Merger, Consolidation; Acquisitions	59
	7.14	Accounting	59
	7.15	Governing Documents	60
	7.16	Hazardous Materials	60
	7.17	CTG Europe	60
	7.18	Payments on Foreign Subsidiary Loans	60

8.	EVENTS OF DEFAULT		60

	8.1	Nonpayment	60
	8.2	Insolvency; Receivership	61
	8.3	Breach of Representation	61
	8.4	Judgment	61
	8.5	Default	61
	8.6	Events of Default Under Other Agreements	61
	8.7	Plan Events	62
	8.8	Environmental Lien	63
	8.9	Failure of Lien	63
	8.10	Failure of Loan Document	63
	8.11	Change of Control	63
	8.12	Attachment	63
	8.13	Material Adverse Change	63
	8.14	Certain Actions	63
	8.15	Conduct of Business	63

9.	RIGHTS ON DEFAULT.		64

	9.1	Rights and Remedies	64
	9.2	Certain Events of Default	64
	9.3	Non-Exclusivity	64

10.	INDEMNIFICATION		64

11.	EXPENSES		65

12.	AGENCY		65

	12.1	Appointment, Powers and Immunities	65
	12.2	Reliance by Administrative Agent	66
	12.3	Defaults	66
	12.4	Rights as a Lender	67
	12.5	Indemnification	67
	12.6	Non-Reliance on Administrative Agent and Other Lenders	67

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	12.7	Failure to Act	68
	12.8	Resignation of Administrative Agent	68
	12.9	Consents under Loan Documents	68

13.	MISCELLANEOUS.		69

	13.1	Entire Agreement; Binding Effect	69
	13.2	Amendments; Waivers	69
	13.3	Notices	69
	13.4	Assignment	70
	13.5	Participation and/or Assignment	70
	13.6	Governing Law	71
	13.7	Enforceability of Obligations	71
	13.8	WAIVER OF JURY TRIAL	71
	13.9	Jurisdiction and Venue	71
	13.10	Survival	72
	13.11	Severability	72
	13.12	Headings	72
	13.13	Counterparts	72
	13.14	Further Assurances	72

EXHIBITS	A	Form of Revolving Credit Note
	B	Revolving Credit Loan Pricing Grid
	C	Form of Borrowing Base Certificate
	D	Form of Compliance Certificate
	E	Form of Assignment and Assumption Agreement
SCHEDULES	A	Lenders
	4.4	Governmental Approvals and Filings
	4.6	Labor Matters
	4.7	Absence of Undisclosed Liabilities
	4.9	Existing Indebtedness
	4.12	Partnerships, Subsidiaries, etc.
	4.13	No Default
	4.14	Litigation
	4.18	Intellectual Property
	4.19	Taxes
	4.20	Employee Benefits
	4.21	Environmental Matters
	4.22	Guaranties and Indemnities
	4.24	Bank Accounts
	4.26	Financial Statements
	7.1	Permitted Liens
	7.2(i)	Certain Existing Indebtedness
	7.4	Transactions with Affiliates

LOAN AGREEMENT

                THIS LOAN AGREEMENT is made as of the 21st day of April, 2005, by and among COMPUTER TASK GROUP, INCORPORATED, a New York corporation ("Borrower"), the LENDERS party hereto from time to time (the "Lenders" as defined further below), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, having an office and place of business at One Fountain Plaza, Buffalo, New York 14203, as issuer of letters of credit ("Bank") and as agent for the Lenders and Bank (in such capacity, together with its successors in such capacity, the "Administrative Agent").

W I T N E S S E T H:

                WHEREAS, the parties hereto wish to arrange for a revolving credit facility to be made available by Lenders to Borrower in the maximum principal amount of Thirty-Five Million Dollars ($35,000,000) including a sub limit of Ten Million Dollars ($10,000,000) thereunder for letters of credit to be issued by Bank, all on the terms and conditions set forth herein;

                NOW, THEREFORE, for due consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS.

        1.1     Definitions. The following terms shall have the following meanings in this Agreement, except where otherwise specifically indicated:

                "Accounts" shall mean all accounts, as such term is defined in the UCC, and shall include each and every right to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by a Loan Party or by some other person who subsequently transfers such person's interest to the Loan Party, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which such Loan Party may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

                "Acquisition" means any transaction pursuant to which the Borrower or any Subsidiary: (a) acquires equity securities (or warrants, options or other rights to acquire such securities) of any Person (other than the Borrower or any Person which is then a Subsidiary of Borrower), pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing; (b) makes any Person a Subsidiary of Borrower, or causes any such Person to be merged into Borrower or any Subsidiary, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person's then outstanding securities, in exchange for such securities, of cash or securities of any Borrower or any Subsidiary, or a combination thereof; or (c) purchases all or substantially all of the business or assets of any Person.

                "Actual Leverage Ratio" means, as of the end of any fiscal quarter ending during each period, the ratio of Borrower's (i) total Funded Indebtedness outstanding at the end of such fiscal quarter, to (ii) EBITDA for the four (4) fiscal quarters ending on such date taken as one accounting period.

                "Adjusted Base Rate" shall mean the greater of (a) the Federal Funds Rate plus ½% and (b) the Prime Rate, each as the same may change from time to time. Any changes in the Adjusted Base Rate resulting from a change in the Federal Funds Rate or the Prime Rate shall be effective from and including the effective date of such change in the Federal Funds Rate or Prime Rate without notice or demand of any kind.

                "Administrative Agent" shall have the meaning given such term in the Preamble to this Agreement.

                "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer, general partner, member or manager of such Person or, with respect to an individual, has a relationship with such individual by blood, adoption or marriage not more remote than first cousin. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person shall mean the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests in such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by virtue of being a general partner or managing member, by contract or otherwise.

                "Agreement" shall mean this Loan Agreement, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

                "Applicable Margin" shall mean the interest spread to be added to the Adjusted Base Rate or LIBOR Rate, as appropriate, as determined in accordance with the Revolving Credit Loan Pricing Grid attached hereto as Exhibit B.

                "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement in the form of Exhibit E hereto.

                "Authorized Representative" shall mean Borrower's Chief Executive Officer, President, Chief Financial Officer, Director, Audit & Treasury Services, Controller or Senior Accountant.

                "Automatic Continuation Option" shall, with respect to any LIBOR Loan, mean the option to have the then-current Interest Period duration, as previously selected by Borrower, remain the same for the succeeding Interest Period.

                "Availability" shall mean, at the time of determination, (a) the lesser of (i) the Borrowing Base and (ii) the Revolving Credit Facility, minus (b) the outstanding principal balance under the Revolving Credit Notes, minus (c) the L/C Amount.

                "Availability Block Amount" shall mean $3,000,000.

                "Bank" shall have the meaning given such term in the Preamble to this Agreement.

                "Base Rate" shall mean (a) the Adjusted Base Rate, as the same may change from time to time, plus (b) the Applicable Margin.

                "Base Rate Loan" shall mean any Revolving Credit Loan then bearing interest at the Base Rate.

                "Borrower" shall have the meaning given such term in the Preamble to this Agreement.

                "Borrowing Base" shall mean the sum in Dollars of the following, determined as of the most recent Borrowing Base Certificate delivered hereunder, (a) 85% of Eligible Billed Accounts plus (b) the lesser of (i) 75% of both Eligible Unbilled Accounts and Eligible Unbilled ISTG Accounts and (ii) Ten Million Dollars ($10,000,000) minus (c) the Availability Block Amount and minus (d) the aggregate amount of reserves established from time to time by the Administration Agent for Interest Rate Protection Obligations and Foreign Exchange Obligations that are secured by the Collateral pursuant to the Loan Documents.

                "Business Day" shall mean (a) any day other than (i) a Saturday or Sunday or (ii) any other day on which commercial banks in Buffalo, New York are authorized or required by law to close and, (b) if the applicable day relates to a LIBOR Loan or an advance requested as a LIBOR Loan, or a notice with respect to the same or an Interest Period with respect thereto, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

                "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time with respect to Capitalized Leases.

                "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate present value of future Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated or combined balance sheet of such Person in accordance with GAAP.

                "Change of Control" shall mean the occurrence of any of the following: (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule

13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of Borrower or (b) during any period of twelve consecutive calendar months, individuals who were directors of Borrower on the first day of such period (together with any new directors whose election by such board of directors or whose nomination for reelection by the shareholders of Borrower was approved by a vote of a majority of the directors of Borrower then still in office who where either directors on the first day of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of Borrower.

                "Closing" shall mean the closing of the transactions contemplated by the Loan Documents on the Closing Date.

                "Closing Date" shall mean the date of execution and delivery by Borrower, Administrative Agent, Lenders and Bank of this Agreement and the execution, where applicable, and delivery by Borrower of the other requirements of Section 5.1.

                "Code" shall mean the United States Internal Revenue Code, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                "Collateral" shall mean the property from time to time subject to or purported to be subject to the Liens of the Security Documents pursuant to their terms.

                "Commitment Fee" shall have the meaning given such term in Section 2.9.

                "Commitment Fee Rate" shall have the meaning given such term in Section 2.9.

                "Continuing Obligations" shall mean contingent Obligations, including indemnification obligations under Section 10, that have not arisen at the time of termination of this Loan Agreement but that survive such termination.

                "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with any Loan Party is treated as a single employer under Section 4001(a)(14) or 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

                "Copyrights" shall mean all copyrights, whether statutory or common law, owned by or assigned to any Loan Party, any renewals and extensions thereof and foreign copyrights corresponding thereto throughout the world.

                "CTG Europe" means Computer Task Group Europe, B.V., an entity organized under the laws of the Netherlands.

                "Default Interest Rate" shall mean a rate of interest which is two percent (2%) per annum in excess of the rate otherwise applicable to the relevant Obligation or, if no rate is applicable to such Obligation, two percent (2%) in excess of the Base Rate, which shall change simultaneously with each change in the Adjusted Base Rate.

                "Dollar" and the symbol "$" shall mean lawful money of the United States of America.

                "Domestic Loan Parties" shall mean Borrower and each of its Domestic Subsidiaries and "Domestic Loan Party" shall mean any of them.

                "Domestic Subsidiaries" shall mean each of Borrower's direct and indirect Subsidiaries, other than Inactive Subsidiaries, which is incorporated in a state of the United States and "Domestic Subsidiary" shall mean any of them.

                "EBITDA" shall mean, for any period, (a) net income, plus (b) interest expense, plus (c) income tax expense, plus (d) depreciation expense, plus (e) amortization, and plus (f) all non-cash charges, expenses and losses, minus (g) all cash and non-cash extraordinary or non-operating income and gains, in each case as such item is used in the computation of net income for such period.

                "Eligible Accounts" shall mean all unpaid Accounts of the Domestic Loan Parties arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts or, where specified below, portion thereof, having any of the following characteristics:

        (a)     That portion of Accounts unpaid more than 90 days past the stated invoice date (or 120 days if the account debtor is a Healthcare Provider); provided however, that, no portion of Accounts which are fully insured or fully covered by a letter of credit shall be excluded pursuant to this clause (a);

        (b)     That portion of Accounts that is (i) disputed or (ii) subject to a claim of offset or a contra account;

        (c)     Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has, at Borrower's expense, provided evidence satisfactory to the Administrative Agent that (i) the Administrative Agent has a first priority perfected security interest and (ii) such Accounts may be enforced by the Administrative Agent directly against such unit of government under all applicable laws);

        (d)     Accounts owed by an account debtor located outside the United States and Canada which are not (i) covered by a foreign receivables insurance policy acceptable to the Administrative Agent in its sole discretion and naming the Administrative Agent as loss payee, or (ii) backed by a bank letter of credit naming the Administrative Agent or a Domestic Loan Party as beneficiary and, if the Administrative Agent is not the beneficiary, assigned to the Administrative Agent;

        (e)     Accounts owed by an account debtor that any Loan Party knows is insolvent, the subject of bankruptcy proceedings, has gone out of business or whose business has failed or is suspended or terminated;

         (f)     Accounts owed by a Subsidiary, Affiliate, member, manager, officer or employee of any Loan Party;

        (g)     Accounts not subject to a duly perfected security interest in the Administrative Agent's favor or which are subject to any Lien in favor of any Person other than the Administrative Agent;

         (h)     That portion of Accounts that has been restructured, extended, amended or modified;

         (i)     That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

        (j)     Accounts owed by an account debtor, regardless of whether otherwise eligible, if (i) the sum of all Accounts owed by such account debtor exceeds $1,000,000 and 50% or more of the total amount due under Accounts from such account debtor is ineligible under clause (a), (b)(i) or (h) above or (ii) the sum of all Accounts owed by such account debtor is $1,000,000 or less and 50% or more of the total amount due under Accounts from such account debtor is ineligible under clause (a) (but for purposes of this clause (ii) the reference to "90 days" in such clause (a) will be deemed to be replaced by "120 days" and the reference to "120 days" in such clause (a) will be deemed to be replaced by "240 days"), (b)(i) or (h) above;

        (k)     Accounts owed by an account debtor (other than International Business Machines Corporation or any Affiliate thereof) if the total unpaid Accounts owing from such account debtor exceed 25% of all Accounts of the Borrower and its Subsidiaries; and

        (l)     Accounts, or portions thereof, otherwise deemed ineligible by the Administrative Agent (due to its belief that such Account, or portion thereof, is unlikely to be paid by such debtor) in its discretion reasonably exercised.

                "Eligible Billed Accounts" shall mean Eligible Accounts for which an invoice has been sent to the applicable account debtor.

                "Eligible Unbilled Accounts" shall mean Eligible Accounts for which an invoice has not been sent, but an invoice will be sent to the applicable account debtor within 30 days and for which the applicable account debtor is not the IBM STG.

                "Eligible Unbilled ISTG Accounts" shall mean Eligible Accounts for which an invoice has not been sent, but an invoice will be sent to the applicable account debtor within 30 days and for which the applicable account debtor is the IBM STG.

                "Environment" shall mean all air, surface water, groundwater, land, including land surface and subsurface, and includes all fish, wildlife, biota, flora, fauna and all natural resources.

                "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

                "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

                "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including, but not limited to, any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the Environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

                "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

                "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, Hazardous Material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including, but not limited to, any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

                "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the Environment, including natural resources, (b) exposure of Persons, including, but not limited to, employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

                "Environmental Lien" shall mean a Lien in favor of the United States government, or any state, or political subdivision, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government for (a) any liability under federal or state environmental laws or regulations, or (b) for damages arising from or costs incurred by such governmental entity in response to a release of a hazardous or toxic waste substance or constituent, or other substance into the Environment.

                "Equity Interests" shall mean, with respect to any Person, the shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person, the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, partnership, membership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and the other ownership, partnership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

                "Equity Rights" shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import and regulations thereunder, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                "Event of Default" shall have the meaning given such term in Section 8.

                "Extraordinary Receipt" shall mean any cash received by or paid to or for the account of any Person as proceeds of insurance or condemnation awards (and payments in lieu thereof).

                "Facility Documents" shall have the same meaning as the term "Loan Documents."

                "Federal Funds Rate" shall mean the rate per annum equal for each day to the weighted average of the rates (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, such rate to change automatically effective as of the effectiveness of each change in the Federal Funds Rate.

                "Foreign Exchange Obligations" shall mean all obligations of the Borrower or its Subsidiaries pursuant to and under any and all foreign exchange contracts and agreements to which Borrower or any Subsidiary is a party as of any date of computation as if such foreign exchange agreement were to be terminated or declared to be in default on such date (after giving effect to any netting provisions).

                "Foreign Subsidiaries" shall mean, collectively (a) Computer Task Group of Canada, Inc., a corporation organized under the laws of the Province of Ontario, (b) Computer Task Group Europe, B.V., an entity organized under the laws of the Netherlands, (c) Computer Task Group (U.K.), Ltd., a corporation organized under the laws of the United Kingdom, (d) Computer Task Group Belgium N.V., an entity organized under the laws of Belgium, (e) Computer Task Group Luxembourg, S.A., an entity organized under the laws of Luxembourg and (f) such other corporations, partnerships or limited liability companies organized under the laws of any jurisdiction other than the United States, as may become Subsidiaries of the Borrower from time to time, other than Inactive Subsidiaries.

                "Funded Indebtedness" shall mean, for the Borrower and its Subsidiaries, without duplication (a) all Indebtedness of the Borrower and its Subsidiaries under this Agreement and the Revolving Credit Notes (other than undrawn Letters of Credit), (b) all other Indebtedness of the Borrower and its Subsidiaries for borrowed money to the extent such Indebtedness has a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than one year from the date of origin), (c) all Indebtedness of the Borrower and its Subsidiaries which has been incurred in connection with the acquisition of assets (excluding leases defined as "operating leases" under GAAP), in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than one year from the date of origin), (d) all payments in respect of items (b) and (c) above that were required to be made within one year prior to the date of any determination of Funded Indebtedness, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP and (e) all Capitalized Rentals of the Borrower and its Subsidiaries.

                "GAAP" shall have the meaning set forth in Section 1.3.

                "Governmental Action" shall have the meaning set forth in Section 4.4.

                "Governmental Authority" shall mean any government or political subdivision or any agency, authority, branch, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or public or private mediator or arbitrator, in each case whether foreign or domestic and whether federal, state, local or otherwise.

                "Governing Documents" of a Person shall mean each of the following, as applicable, such Person's certificate of limited partnership, limited partnership agreement,

certificate or articles of incorporation, by-laws, limited liability company agreement, operating agreement, certificate of formation or organization, articles of formation or organization or other organizational or governing documents.

                "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

                "Hazardous Material" shall include any flammable or ignitable (as such term is used under the statutes, codes, laws, ordinances, rules and regulations described in this paragraph) materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutant, hazardous or toxic pollutant, polychlorinated biphenyls (PCBs), solid waste, petroleum, petroleum product, pesticide, asbestos or any other material as defined and/or subject to regulation by: (a) any Federal, state or local environmental health or safety statutes, code, law, ordinance, rule, or regulation including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) ("CERCLA"), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 9601, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.), and statutes codified in the New York Environmental Conservation Law, as amended, and the New York Navigation Law, as amended and in the rules and regulations adopted pursuant to each of the foregoing, or (b) any Governmental Authority having or claiming jurisdiction over the property or assets of any Loan Party. The term "Hazardous Material" shall include any constituent and degradation product of a Hazardous Material.

                "Healthcare Provider" shall mean an entity engaged primarily in the business of providing healthcare services to patients, such as a hospital or physician group, and which receives a substantial portion of its revenue in the form of reimbursement from Medicare, Medicare, other federal, state or local healthcare programs or other third party payors.

                "IBM STG" shall mean the IBM Systems & Technology Group of International Business Machines Corporation or, after notice from Borrower to the Administrative Agent, any successor group, department or affiliate which becomes bound by the IBM STG Contract.

                "IBM STG Contract" shall mean the Predominant Supplier Attachment to the Technical Services Statement of Work effective as of November 12, 2004 between Borrower and International Business Machines Corporation, as amended from time to time, provided that Borrower shall give the Administrative Agent prompt written notice of any material amendment thereof.

                "IBM STG Eligible Indebtedness" shall mean IBM STG Indebtedness in an amount not to exceed (i) $15,000,000 as of July 1, 2005, September 30, 2005 and December 31, 2005, (ii) $8,000,000 as of March 31, 2006 and (iii) zero as of the end of any other fiscal quarter of Borrower.

                "IBM STG Indebtedness" shall mean the amount of Indebtedness incurred under this Agreement and the Revolving Credit Notes to generate IBM STG Receivables which are listed on the attachment to the relevant Compliance Certificate.

                "IBM STG Receivables" shall mean Eligible Accounts generated under the IBM STG Contract.

                "Inactive Subsidiaries" means (a) Computer Task Group of Delaware, Inc., a Delaware corporation, (b) Computer Task Group of Kansas, Inc., a Missouri corporation, (c) Computer Task Group (Holdings) Ltd., a United Kingdom corporation, (d) Rendeck Macro-4 Software N.V., an entity organized under the laws of the Netherlands, (e) CTG of England, Ltd., an entity organized under the laws of the United Kingdom, and (f) Computer Task Group France, S.A.S., a corporation organized under the laws of France.

                "Indebtedness" of a Person shall mean:

        (a)     All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

        (b)     All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

        (c)     All obligations of such Person for the deferred purchase price of property or services;

       (d)    All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all Capitalized Lease Obligations of such Person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under any such Capitalized Lease to, repossession or sale of such property);

       (e)     The face amount of all letters of credit issued for the account of such Person and, without duplication, the Reimbursement Obligation or other unreimbursed amount of all drafts drawn thereunder and any reimbursed amount under any letter of credit which reimbursed amount may be subject to avoidance, rescission or other return in any ongoing bankruptcy action, and all other obligations of such Person associated with such letters of credit or draws thereon; provided, however, any such letter of credit shall not be included in this definition of Indebtedness if the debt such letter of credit secures has already been included in this definition.

        (f)     All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;

       (g)     All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;

       (h)     All obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement, including any Interest Rate Protection Agreement; and

       (i)     All Guaranties of obligations of others.

                "Interest Period" shall mean, with respect to any LIBOR Loan, any period commencing on the date such LIBOR Loan is made or the date of a subsequent interest rate selection, as the case may be, and ending one (1) month, two (2) months, three (3) months or six (6) months later, as Borrower may request, provided that: (y) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is the custom in the London interbank market to which such advance relates; and (z) no Interest Period shall end after the Revolving Credit Loan Maturity Date.

                "Interest Rate" shall mean either the Base Rate or the LIBOR Based Rate option as elected by Borrower in accordance with the provisions of Section 2.3.

                "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance, interest rate protection agreement or any other agreement or arrangement designed to provide protection against fluctuations in interest rates, together with all extensions, renewals, amendments, substitutions and replacements to and of any of the foregoing.

                "Interest Rate Protection Obligations" means all obligations of the Borrower or its Subsidiaries pursuant to and under any and all Interest Rate Protection Agreements to which Borrower or any Subsidiary is a party as of any date of computation as if such Interest Rate Protection Agreement were to be terminated or declared to be in default on such date (after giving effect to any netting provisions).

                "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

                "L/C Amount" shall mean the sum of (a) the aggregate face amount of any issued and outstanding Letters of Credit and (b) the aggregate amount of all unpaid Reimbursement Obligations.

                "L/C Application" shall mean, collectively, an application and agreement for letters of credit, including a letter of credit reimbursement agreement, all in a form acceptable to Bank.

                "Lenders" shall mean, collectively, the Persons listed on Schedule A hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement, other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption Agreement showing a Lender which is a Lender on the date thereof as assignor. "Lender" shall mean any of the Lenders.

                "Letter of Credit" shall have the meaning given such term in Section 2.14(a).

                "Letter of Credit Advance" shall mean a Revolving Credit Loan made or purchased by the Bank or any of the Lenders pursuant to Section 2.14(b)(ii), 2.14(d) or 2.14(e)(i).

                "Letter of Credit Sublimit" shall mean, at any time, $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.12.

                "Leverage Ratio" shall have the meaning given such term in Section 6.7(a).

                "LIBOR Based Rate" shall mean the LIBOR Rate plus the Applicable Margin.

                "LIBOR Loan" shall mean any Revolving Credit Loan then bearing interest at a LIBOR Based Rate.

                "LIBOR Rate" shall mean the rate per annum at which Dollar deposits approximately equal in principal amount to the amount of the applicable advance on which Borrower chooses to have interest accrue at a LIBOR Based Rate and for a maturity equal to the applicable Interest Period are offered in immediately available funds to the Administrative Agent, by leading banks in the London Interbank Eurodollar Market, at approximately 11:00 a.m., London Time (or as soon thereafter as practicable), two (2) Business Days prior to the commencement of such Interest Period; provided, however, if the rate described above does not appear on page 3750 of the Dow Jones Markets Screen on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such Interest Period. Such banks shall be selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. Buffalo, New York time, on the day that is two (2) Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate cannot be determined and the requested borrowing shall bear interest at the Base Rate.

                In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent then for any Interest Period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

                "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature, including any conditional sale or other title retention agreement and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code as adopted in any jurisdiction.

                "Loan Documents" shall mean this Agreement, the Revolving Credit Notes, the Security Documents, the Subsidiary Guaranties, the Negative Pledge Agreements, any Interest Rate Protection Agreement with Administrative Agent, Lender, or any Affiliate of any of them with respect to any Revolving Credit Loan(s), any L/C Application, any Letter of Credit, any Authorizations to File Financing Statements, Perfection Certificates and the Borrower certifications delivered by the Borrower to Administrative Agent on or about the date hereof and from time to time hereafter, and all other agreements and instruments extending, renewing, refinancing, refunding or reaffirming any Indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter in accordance with their respective terms.

                "Loan Parties" shall mean Borrower and each of its Subsidiaries and "Loan Party" shall mean any of them.

                "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material adverse effect on the ability of any Loan Party to perform or comply with any of the terms and conditions of any Loan Document to which it is a party or by which it or its assets are bound or on the ability of Borrower to cause any Subsidiary to comply with the covenants applicable to such Subsidiary and contained in any Loan Document, or (c) a material adverse effect on (i) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, (ii) the ability of the Administrative Agent to enforce any right, or remedy under or in connection with any Loan Document, or (iii) the ability of the Administrative Agent to realize the intended benefits of any Security Document, including a material adverse effect on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien or purported Lien intended to secure payment or performance of the Obligations.

                "Multiemployer Plan" shall mean any employee benefit plan (a) which is a pension benefit plan, (b) is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and (c) to which any Loan Party or any Controlled Group Member has an obligation to contribute.

                "Negative Pledge Agreement" and "Negative Pledge Agreements" shall have the meanings given such terms in Section 3.2(b).

                "Net Cash Proceeds" shall mean, with respect to any sale, lease, transfer or other disposition of any property or assets by, or the incurrence or issuance of any Indebtedness by, or the sale or issuance of any Equity Interests in, any Person, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

        (a)     reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees, costs and commissions;

        (b)     the amount of taxes payable in connection with or as a result of such transaction; and

        (c)     in the case of any sale, lease, transfer or other disposition of any property or asset, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Indebtedness (other than Indebtedness under or in respect of the Loan Documents) that is secured by a Lien on the property and assets subject to such sale, lease, transfer or other disposition and is required to be repaid under the terms of such Indebtedness as a result of such sale, lease, transfer or other disposition;

in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the property or asset that is the subject thereof and in the case of clauses (a) and (c) of this definition, are actually paid at the time of receipt of such cash to a Person that is not an Affiliate of such Person or any of the Loan Parties or any Affiliate of any of the Loan Parties.

                "New Luxembourg" shall have the meaning given such term in Section 7.10.

                "Obligations" shall mean all Indebtedness, obligations and liabilities of any Loan Party to Administrative Agent, Bank or any Lender or any of their respective successors or assigns from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement, the Revolving Credit Notes or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such Indebtedness, obligations or liabilities are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Such Indebtedness, obligations and liabilities include all obligations under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement relating to any Loan, including any Interest Rate Protection Agreement, with Administrative Agent, Bank or any Lender relating to the Revolving Credit Loan, any Reimbursement Obligations, the principal amount of the Revolving Credit Loans, interest, overdrafts, foreign exchange transactions, cash management services, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Revolving Credit Loans were made or other transactions were entered into in compliance with the terms and conditions of this Agreement.

                "Patents" shall mean all patents issued or assigned to and all patent applications made by any Loan Party and all reissues, divisions, continuations, extensions and continuations-in-part thereof.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

                "Pension-Related Event" shall mean any of the following events or conditions:

        (a)     Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA) other than in compliance with Section 4041(b) of ERISA, or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

        (b)     PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

         (c)     Any Reportable Event occurs with respect to a Plan;

        (d)     Any action occurs, or is taken by Borrower, which could result in any Loan Party or any Controlled Group Member becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

         (e)     (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed by Borrower or any Controlled Group Member showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or Borrower or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan, or (iii) Borrower or any Controlled Group Member is required to provide security to a defined benefit Plan in accordance with Code Section 401(a)(29).

                "Permitted Liens" shall have the meaning given such term in Section 7.1.

                "Person" shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

                "Plan" shall mean any employee pension benefit plan subject to Title IV of ERISA (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA maintained for employees of Borrower, any of Borrower's Subsidiaries or any Controlled Group Member or to which Borrower or any Controlled Group Member makes or is required to make contributions.

                "Pledge Agreement" and "Pledge Agreements" shall have the meaning given such terms in Section 3.1(b).

                "Potential Default" shall mean any event or condition which with notice, passage of time, or both, would constitute an Event of Default.

                "Pricing Period" shall mean (a) the period beginning on the date of this Agreement and ending the day before the beginning of the first period in clause (b); and (b) following the date hereof, each period beginning on the first Business Day of the month following the date on which the Administrative Agent receives the Compliance Certificate required to be delivered by the Borrower pursuant to Section 6.2(d) and the financial statements required to be delivered by the Borrower pursuant to Section 6.2(b) for the most recently ended fiscal quarter, and ending on the day immediately preceding the commencement of the next Pricing Period.

                "Prime Rate" shall mean the per annum rate of interest announced by the Administrative Agent, from time to time, as its prime rate (which is not necessarily the best or lowest rate of interest charged borrowers), such rate to change automatically effective as of the effectiveness of each announced change in such prime rate.

                "Pro Rata Share" of any amount shall mean, with respect to any of the Lenders at any time, the product of (a) such amount multiplied by (b) a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment(s) at such time (or, if the Revolving Credit Commitments shall have been terminated at or prior to such time, such Lender's Revolving Credit Commitment(s) as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated at or prior to such time, the Revolving Credit Commitments as in effect immediately prior to such termination).

                "Regular Payment Date" shall mean the first day of each calendar month.

                "Reimbursement Obligations" shall have the meaning given such term in Section 2.14(b).

                "Rentals" shall mean and include as of the date of any determination thereof all payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property, and all payments, if any, required to be paid by the lessee regardless of sales volume or gross revenues) payable by the Borrower or any of its Subsidiaries, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or any of its Subsidiaries (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

                "Reportable Event" shall mean (a) a reportable event described in Section 4043 of ERISA and regulations thereunder; or (b) a withdrawal by a substantial employer from a single-employer plan which has two or more contributing sponsors, at least two of which are not under common control, as referred to in Section 4063(b) of ERISA.

                "Required Lenders" shall mean, at any time, Lenders having Revolving Credit Commitments representing at least 50% of the total Revolving Credit Commitments at such time but at least two Lenders if there is more than one Lender.

                "Requirement of Law" shall mean, as to any Person, the Governing Documents of such Person and any Law, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property (now owned or hereafter acquired) or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                "Revolving Credit Commitment" shall mean, at any time, for each Lender, the obligation of such Lender to make Revolving Credit Loans in principal amounts set forth opposite the name of such Lender on Schedule A hereto under the caption "Revolving Credit Commitment," as such amounts may be reduced at or prior to such time pursuant to Section 2.12. The aggregate principal amount of all Revolving Credit Commitments is the Revolving Credit Facility.

                "Revolving Credit Facility" shall mean, at any time, the aggregate Revolving Credit Commitments of all of the Lenders at such time. The aggregate amount of the Revolving Credit Facility on the date of this Agreement is Thirty-Five Million Dollars ($35,000,000).

                "Revolving Credit Loan" shall have the meaning set forth in Section 2.1(a).

                "Revolving Credit Loan Maturity Date" shall mean April 20, 2008.

                "Revolving Credit Notes" shall have the meaning set forth in Section 2.2(a).

                "Security Agreements" shall have the meaning given such term in Section 3.1(a).

                "Security Documents" shall mean the Security Agreements, the Pledge Agreements and any other notes, mortgages, assignments of note or mortgage, agreements or instruments from time to time granting or purporting to grant a Lien in or on any property to secure the Obligations or amending, restating or replacing any of the foregoing.

                "Solvent" shall mean, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (whether or not reflected on a balance sheet prepared in accordance with GAAP, including contingent liabilities) of such Person are not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, does not intend to incur, and does not believe that it will incur, debts or liabilities (including contingent liabilities) beyond such person's ability to pay such debts and liabilities as they mature, and (d) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including, but not limited to, the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

                "Special Account" shall mean a specified cash collateral account maintained by Bank in connection with Letters of Credit as contemplated by Section 2.14(a)(v).

                "Subsidiary" of a Person at any time shall mean any Person of which a majority (by number of shares, Equity Interests or number of votes) of any class of outstanding capital stock or Equity Interest (determined by value) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust or other Person of which a majority of any class of outstanding Equity Interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

                "Subsidiary Guaranty" and "Subsidiary Guaranties" shall have the meanings given such terms in Section 3.2(a).

                "Tangible Net Worth" shall mean the Borrower's shareholders' equity less intangibles.

                "Taxes" shall have the meaning set forth in Section 4.19.

                "Trademarks" shall mean all federal and state trademark and servicemark registrations and applications made by any Loan Party.

                "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York, or in any other state whose laws are held to govern this Agreement, the Collateral or any portion hereof.

                "Voting Interests" shall mean shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency.

        1.2     Construction. Unless the context of this Agreement otherwise clearly requires or unless otherwise defined in this Agreement references to the plural include the singular and the singular the plural; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Administrative Agent or the Required Lenders include good faith estimates by such party (in the case of quantitative determinations) and good faith beliefs by such party (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms "include" and "including" mean "including without limitation." The Section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified.

        1.3     Accounting Terms.

                (a)     All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States ("GAAP") which, except as contemplated by Section 1.3(c), shall be applied on a basis consistent with the principles used in preparing the most recent annual financial statements of Borrower furnished to Administrative Agent hereunder.

                (b)     Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters, including those in Section 6.7 and those referenced in Exhibit B, shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided that in making determinations of the aggregate Indebtedness of a Person and its Subsidiaries, any Indebtedness of such Person or any such Subsidiary described in clause (i) of the definition of Indebtedness herein shall be treated as if such Person or such Subsidiary were an obligor with respect to such Indebtedness.

                (c)     In the event of a change in GAAP from GAAP as used in the preparation of the financial statements referred to in Section 4.26(a) hereof, either the Borrower or the Required Lenders may by notice to the Administrative Agent and the Borrower, respectively, require that the Required Lenders and the Borrower negotiate in good faith to revise any covenants in

Section 6.7 of this Agreement, or any related definitions, affected thereby in order to make such covenants consistent with GAAP then in effect and the standards in Section 6.7. No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles provided that any request for negotiation given by Borrower must be given prior to the date that the next quarterly financial statements are required to be delivered pursuant to Section 6.2. Until any such covenant is amended, covenant calculations shall be made in accordance with GAAP as used in the preparation of the financial statements referred to in Section 4.26(a) hereof.

2. THE REVOLVING CREDIT LOAN.

        2.1     Agreement to Lend; Advances. Subject to all of the terms and conditions of this Agreement and relying on the representations and warranties herein set forth,

                (a)     Revolving Credit Loan. Each Lender severally agrees to make revolving credit loans to Borrower from time to time (collectively, the "Revolving Credit Loan" or "Revolving Credit Loans", and each a "Revolving Credit Loan") in a maximum principal amount up to, but not exceeding, the amount of the Revolving Credit Commitment of such Lender, subject to Section 2.1(b). Bank agrees to issue Letters of Credit for the account of Borrower in accordance with Section 2.14 hereof.

                (b)     Advances. Under the Revolving Credit Loan, Borrower may borrow, repay and reborrow from time to time (subject to limitations on timing of repayment of advances then bearing interest at a LIBOR Based Rate) up to Availability. An advance under the Revolving Credit Loan shall be requested by telephone, with subsequent fax confirmation, or by fax, on behalf of Borrower by its Authorized Representative providing to the Administrative Agent (i) in the case of an advance bearing interest at a LIBOR Based Rate, not less than two (2) Business Days' advance written notice of a request for such advance, which advance shall be in an amount of at least $500,000 and in $100,000 increments if in excess thereof, and shall be requested no later than 12:00 noon on the day which is two days prior to the date the advance is requested to be made and (ii) in the case of an advance bearing interest at the Base Rate, written notice no later than 3:00 p.m., Buffalo, New York time of a request for such advance on the same Business Day that such advance is requested to be made, which advance need not be in any minimum amount. Each request for an advance hereunder shall (i) specify the date of such advance, whether such advance shall bear interest at a LIBOR Based Rate or the Base Rate, and, if such advance is a LIBOR Loan, the duration of the Interest Period applicable thereto and whether Borrower is electing the Automatic Continuation Option for such LIBOR Loan and (ii) be signed by an Authorized Representative; provided, however, that there shall be no more than six (6) LIBOR Loans outstanding under the Revolving Credit Loan at any time. Each request for advance shall be made to the Administrative Agent at the following address and fax number:

                Manufacturers and Traders Trust Company,
                    As Administrative Agent
                One Fountain Plaza
                Buffalo, New York 14202
                Attn: Keri Cicchitti, Special Loan Operations
                Phone: (716) 848-7258

                Fax: (716) 848-7881

                (c)     Treatment of Overadvances. If at any time the Administrative Agent determines that the total principal sum outstanding under the Revolving Credit Notes plus the L/C Amount exceeds the lesser of the Borrowing Base and the Revolving Credit Facility, then, immediately upon demand therefor by the Administrative Agent, Borrower shall make payments to the Administrative Agent, for the accounts of the applicable Lenders, in an amount sufficient to reduce the sum of the L/C Amount and the principal amount outstanding under the Revolving Credit Notes to the lesser of the Borrowing Base and the Revolving Credit Facility.

                (d)     Funding. Each Lender shall credit an account of Borrower maintained with Bank with the proceeds of each advance of the Revolving Credit Loan on the date thereof.

    2.2     Promissory Notes.

                (a)     Revolving Credit Note. The obligation to repay all amounts outstanding from time to time under the Revolving Credit Loan shall be evidenced by one or more promissory notes in the form of Exhibit A hereto in the aggregate principal amount of up to the Revolving Credit Facility (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a "Revolving Credit Note" and, collectively the "Revolving Credit Note").

                (b)     Notes Generally. Each Lender is hereby authorized to record the date, amount and type of each Revolving Credit Loan made by such Lender, the date and amount of each payment or prepayment of principal thereof, the LIBOR Rate or Adjusted Base Rate and Applicable Margin applicable thereto and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto, on its internal books and records and/or on any schedule annexed to and constituting a part of any Revolving Credit Note, and any such recordation on such schedule, or any such entries made on such Lender's books and records, shall constitute presumptive evidence of the accuracy of the information so recorded; provided that the failure by any Lender to make any such recordation, or any error therein, shall not limit or in any manner affect the Obligations of the Borrower.

    2.3     Interest and Interest Payments.

                (a)     Applicable Rate.

                        (i)     Revolving Credit Loan. Each advance under the Revolving Credit Loan shall bear interest, calculated daily at the per annum Interest Rate and, in the case of a LIBOR Loan, for the Interest Period, selected by Borrower, in the case of the initial Interest Rate, in a letter delivered to the Administrative Agent at least two (2) Business Days prior to the Closing Date, and, thereafter, communicated to the Administrative Agent at the times and in the manner set forth in Section 2.1(b) for advances which times and manner shall likewise apply to subsequent interest rate changes, in each case from the following two options (A) the applicable Base Rate or (B) the applicable LIBOR Based Rate.

                        (ii)     Computation. All computations of LIBOR Based Rate interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed. All computations of Base Rate interest shall be made on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, and the actual number of days elapsed. Interest shall be calculated from and including the date of the applicable Loan or advance to, but excluding, the date the outstanding principal balance thereof, with all accrued interest, is paid in full.

                (b)     Interest Rate Elections. Borrower shall give the Administrative Agent, in accordance with Section 2.3(a) hereof, notice of its elected rate option with respect to the applicable portion of the Revolving Credit Loans. If Borrower does not elect a new Interest Period prior to the expiration of any Interest Period, the interest rate for the relevant advance(s) may be set by the Administrative Agent at the applicable Base Rate or at the applicable one month LIBOR Based Rate at the Administrative Agent's discretion. Borrower will have the right to change from a Base Rate to a LIBOR Based Rate at any time with respect to any advance but may change from a LIBOR Based Rate to a Base Rate only at the end of the applicable Interest Period for such advance.

                (c)     Interest Payments. Borrower shall make payments of interest to the Administrative Agent for the account of the applicable Lenders, on the outstanding balance of the Revolving Credit Loans at the Interest Rate calculated from time to time in accordance with Section 2.3 hereof, (i) with respect to Revolving Credit Loans bearing interest at the Base Rate, on each Regular Payment Date, beginning with the first such date occurring after the Closing Date and (ii) with respect to Revolving Credit Loans bearing interest at the LIBOR Based Rate, on the last day of each Interest Period unless the applicable Interest Period is ninety (90) days or longer, in which case interest shall be payable every ninety (90) days and on the last day of the applicable Interest Period, in each case beginning with the first such date occurring after the Closing Date.

                (d)     Conversion Upon Default. Unless the Administrative Agent shall otherwise consent in writing, if a Potential Default or Event of Default has occurred and is continuing, Borrower may not elect to have any advance converted or continued as a LIBOR Loan or obtain any advance which bears interest at a LIBOR Based Rate. Further, the Administrative Agent, in its sole discretion, may (i) permit any outstanding LIBOR Loans to continue until the last day of the applicable Interest Period at which time such Loan shall automatically be converted into a Base Rate Loan or (ii) convert any outstanding LIBOR Loans into a Base Rate Loan before the end of the applicable Interest Period applicable to such LIBOR Loan. Nothing herein shall be construed to be a waiver by Administrative Agent to have any Loan accrue interest at the Default Interest Rate or the right of the Administrative Agent to the amounts set forth in Section 2.13(d) of this Agreement.

    2.4     Principal Payments.  Each Lender's obligation to make advances under the Revolving Credit Loan shall terminate, and the outstanding principal balance of the Revolving Credit Loan, together with any accrued and unpaid interest and any other amount due under this Agreement or the Loan Documents shall be due and payable by Borrower to the Administrative Agent, for the accounts of the applicable Lenders, on the Revolving Credit Loan Maturity Date.

    2.5     Default Rate. After (a) the occurrence and during the continuance of any Event of Default and (b) written notice thereof from the Administrative Agent to Borrower with the concurrence of the Required Lenders, the interest rate on the Revolving Credit Notes shall change to the Default Interest Rate and Borrower shall pay interest on the Revolving Credit Notes to the Administrative Agent, for the benefit of the Lenders, at the Default Interest Rate.

    2.6     Maximum Allowable Interest Rate. It is the intent of all parties hereto that in no event shall interest be payable hereunder at a rate in excess of the maximum rate permitted by applicable law (the "Maximum Legal Rate"). If at any time the rate of interest on any Revolving Credit Loan would exceed the Maximum Legal Rate, the interest payable on the Revolving Credit Loan shall be limited to the Maximum Legal Rate. Any interest received by the Administrative Agent or any Lender in excess of the Maximum Legal Rate shall be applied to the outstanding principal balance of the Revolving Credit Loan or, if required by law, returned to the Borrower.

    2.7     Payments.

            (a)     Except as otherwise provided herein with respect to amounts under Section 2.13, the Borrower shall, at the time of making each payment under this Agreement or any Revolving Credit Note, specify the Revolving Credit Loan, Reimbursement Obligation or other amounts payable by the Borrower to which such payment is to be applied, provided, that if the Borrower fails to so specify the Administrative Agent may apply such payment in such manner as it may determine to be appropriate.

            (b)     Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement with respect to the Revolving Credit Loan and the Revolving Credit Notes, and, except to the extent otherwise provided therein, all payments to be made by the Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent, for the account of the applicable Lenders, at any banking office of the Administrative Agent, not later than (i) 12:00 noon Buffalo, New York time in the case of LIBOR Loans or (ii) 3:00 p.m. Buffalo, New York time in the case of Base Rate Loans, in each case on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

            (c)     The Borrower hereby irrevocably authorizes the Administrative Agent (but the Administrative Agent shall not be obligated) to charge, when due, the amount of any principal, interest or other amount payable by the Borrower hereunder against funds in any deposit account of the Borrower with the Administrative Agent, without the requirement of prior notice to the Borrower.

            (d)     If the due date of any payment under this Agreement or any Revolving Credit Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension.

    2.8     Use of Proceeds. The proceeds of the Revolving Credit Loans and of each Letter of Credit issued hereunder shall be used by Borrower to refinance existing Indebtedness of the Borrower and for working capital, general corporate and acquisition purposes.

    2.9     Fees.

            (a)     Commitment Fee. For the period from the Closing Date through the Revolving Credit Loan Maturity Date, Borrower agrees to pay to the Administrative Agent, for the account of the applicable Lenders, a commitment fee (the "Commitment Fee") calculated by applying the Commitment Fee Rate, determined by the corresponding Leverage Ratio, calculated by the Administrative Agent, in accordance with Exhibit B hereto (the "Commitment Fee Rate"), to the difference between (i) the amount of the Revolving Credit Facility (which shall be an average daily amount for any month in which the amount of the Revolving Credit Facility changes) and (ii) the sum of the average daily outstanding Revolving Credit Loans and the average daily outstanding L/C Amount. The Commitment Fee shall be calculated on the basis of a 360 day year for the actual number of days elapsed and shall be payable monthly in arrears on each Regular Payment Date beginning with the first such date occurring after the Closing Date and on the Revolving Credit Loan Maturity Date.

            (b)     Letter of Credit Fees. The Borrower agrees to pay letter of credit fees as set forth in Section 2.14 hereof.

            (c)     Other Fees. The Borrower agrees to pay to the Administrative Agent (for its own account) such fees payable in such amounts and at such times as separately agreed in writing between the Borrower and the Administrative Agent.

    2.10     Late Fees. Any payment due will be a late payment if it is not made on or before the tenth (10th) Business Day of the month in which it is due. Any late payment on the Revolving Credit Loan will be assessed an additional charge of two percent (2%) of the overdue payment which shall be payable to the Administrative Agent immediately, for the account of the applicable Lenders (according to each Lender's Pro Rata Share).

    2.11     Prepayment.

                (a)     Voluntary Prepayment of Base Rate Loans. Borrower may, at any time, prepay all or part of the outstanding principal amount of the Revolving Credit Loan then bearing interest at the Base Rate without premium or penalty.

                (b)     Voluntary Prepayment of LIBOR Loans. Borrower shall not make any principal payment on any LIBOR Loan prior to the end of the applicable Interest Period and, if Borrower makes any such payment, Borrower shall pay to the Administrative Agent, for the account of the applicable Lenders, the amounts described in Section 2.13(d) hereof. Any principal payment on any LIBOR Loan made at the end of the applicable Interest Period may be made without premium or penalty.

    2.12     Termination or Permanent Reduction of the Commitments.

                (a)     Optional. The Borrower may, upon at least three Business Days' notice to the Administrative Agent, terminate in whole or permanently reduce in part the unused portions of the Revolving Credit Commitments; provided that each partial permanent reduction of the Revolving Credit Facility shall be in a minimum amount of $1,000,000.; and provided further, that the Borrower shall be responsible for the payment of such amounts as provided in Section 2.13(d) with respect to the prepayment of any LIBOR Loan prepaid on any date other than the last day of the corresponding Interest Period. In addition, but subject to the foregoing, as a condition to giving effect to any termination or permanent reduction of the Revolving Credit Commitments, the aggregate principal of all Revolving Credit Loans shall be fully prepaid, in the case of a termination, or prepaid in an amount sufficient to reduce the outstanding principal to the amount of the reduced Revolving Credit Commitments, in the case of a permanent reduction, and, in each case, together with interest thereon accrued to the date of such payment and any other fees and amounts payable under this Agreement.

                (b)     Mandatory. The Borrower shall, on the date of receipt by Borrower or any of its Subsidiaries of (i) Net Cash Proceeds from:

                (x)     the sale, lease, transfer or other disposition of any property or assets of Borrower or any of its Subsidiaries (other than any property or assets expressly permitted to be sold, leased, transferred or disposed of under Section 7.3); or

                (y)     the incurrence or issuance by Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.2); or

                (z)     the sale or issuance of any Equity Interests in any of Borrower's Subsidiaries (other than sales or issuance of Equity Interests expressly permitted pursuant to Section 7.3 or 7.10);

                or (ii) any Extraordinary Receipt, prepay an aggregate principal amount of the Revolving Credit Loan in an amount equal to 100% of the amount of such Net Cash Proceeds or Extraordinary Receipt until the Revolving Credit Loan is paid in full. Each prepayment under this Section 2.12(b) shall be a permanent reduction of the Revolving Credit Commitments.

                (c)     Application of Commitment Reductions. Upon each permanent reduction of the Revolving Credit Facility pursuant to this Section 2.12, the Revolving Credit Commitment of each of the Lenders under such Revolving Credit Facility shall be reduced by such Lender's Pro Rata Share of the amount of the reduction. The Letter of Credit Sublimit shall be automatically and permanently reduced on the date of each reduction in the Revolving Credit Facility by an amount equal to the amount, if any, by which (A) the Letter of Credit Sublimit on such date exceeds (B) the Revolving Credit Facility on such date (after giving effect to such reduction of the Revolving Credit Facility).

    2.13     Change in Circumstances. (a) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market generally, deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, then the

Administrative Agent shall forthwith give notice thereof to Borrower, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make the LIBOR Based Rate option available to Borrower shall be suspended for future advances and all amounts made available to Borrower by the Lenders hereunder to which such LIBOR Based Rate option then applies shall bear interest at the LIBOR Based Rate option for the remainder of the then applicable Interest Period and thereafter at the Base Rate option. Upon notification from the Administrative Agent to Borrower that the circumstances giving rise to the suspension no longer exist, the LIBOR Based Rate option shall again be available to Borrower in accordance with the terms of this Agreement.

                (b)     If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by a Lender with any request or directive (whether or not having the force of law) of any such authority shall make it unlawful or impossible for such Lender to make available to Borrower the LIBOR Based Rate option, such Lender shall forthwith give notice thereof to the Administrative Agent who shall forthwith transmit the same to Borrower. Upon receipt of such notice, all amounts owed by Borrower to such Lender then bearing interest at the LIBOR Based Rate option shall bear interest at the LIBOR Based Rate option for the remainder of the then applicable Interest Period and thereafter at the Base Rate option.

                (c)(i)     If after the date hereof the adoption of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof (each, a "Regulatory Change"):

        (A)     shall subject such Lender, to any tax, duty or other charge with respect to any portion of the Revolving Credit Loan then bearing interest at the LIBOR Based Rate option, or shall change the basis of taxation of payments to such Lender of the principal of or interest on any portion of the Revolving Credit Loan bearing interest at the LIBOR Based Rate option (except for changes in the rate of tax on the overall net income of such Lender); or

        (B)     shall impose, modify or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System), Reserve Percentage, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, or shall impose on such Lender or on the United States market for certificates of deposit or the London interbank market any other condition affecting any portion of the Revolving Credit Loan bearing interest at the LIBOR Based Rate option;

and the result of any of the foregoing is to increase the cost to such Lender of making available to Borrower the LIBOR Based Rate option with respect to any portion of the Revolving Credit

Loan or to reduce the amount of any sum received or receivable by such Lender under this Loan Agreement or any Revolving Credit Note, by an amount deemed by such Lender to be material, then, upon demand by such Lender, through the Administrative Agent, Borrower agrees to pay to the Administrative Agent, for the account of such Lender within thirty (30) days of demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

                        (ii)     If after the date hereof a Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, reserve requirements, taxes (except for changes in the rate of tax on the overall net income of such Lender) or other charges, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy, reserve requirements, taxes (except for changes in the rate of tax on the overall net income of such Lender) or other charges (whether or not having the force of law) of any such authority, central bank or comparable agency (each, an "Other Change"), has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy, reserve requirements, taxes and other charges) by an amount deemed by such Lender to be material, then from time to time, within thirty (30) days after demand by such Lender, through the Administrative Agent, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reductions.

                        (iii)     Each Lender will promptly notify the Administrative Agent, which shall promptly notify Borrower, of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 2.13(c). A certificate of such Lender setting forth the basis for determining such additional amount or amounts necessary to reasonably compensate such Lender shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, no amount shall be payable by Borrower under this Section 2.13(c) with respect to any period in excess of 270 days prior to the date of any demand by the Administrative Agent unless the effect of a Regulatory Change or Other Change is retroactive by its terms to a period prior to the date of the implementation of such Regulatory Change or Other Change, in which case any additional amount or amount shall be payable for the retroactive period but only if the Administrative Agent provides its written demand not later than 270 days after the implementation of such Regulatory Change or Other Change.

                (d)     Borrower shall pay to the Administrative Agent for the account of each applicable Lender, promptly upon the request by such Lender through the Administrative Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense which such Lender determines is attributable to (x) the payment or prepayment of all or any portion of the Revolving Credit Loan to which the LIBOR Based Rate option applies on a date other than the last day of the applicable Interest Period or (y) Borrower's failure to draw down, in whole or in part, a LIBOR Loan requested under Section 2.1(b) or Borrower's attempt to revoke a LIBOR Loan or (z) the conversion of the rate of interest on the Revolving Credit Loan or any portion thereof from the LIBOR Based Rate to the Base Rate in accordance with

Section 2.3(d) hereof. Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or prepaid for the period from the date of such payment or prepayment to the last day of the applicable Interest Period at the applicable rate of interest for the Revolving Credit Loan or portion thereof over (ii) the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in each case, in amounts comparable to such principal amount and with maturities comparable to such period, as determined by such Lender. The determination by the Administrative Agent of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.

        2.14     Letters of Credit.

                    (a)     Letters of Credit.

                            (i)     Issuance. Bank agrees, on the terms and subject to the conditions herein set forth, to issue, from the Closing Date to the Revolving Credit Loan Maturity Date, one or more irrevocable standby or commercial or documentary letters of credit (each, a "Letter of Credit") for the Borrower's account. The Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit if the face amount of the Letter of Credit to be issued would (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that the face amount of such Letter of Credit will not) exceed the lesser of:

                            (A)     The Letter of Credit Sublimit less the L/C Amount, or

                            (B)     Availability.

                            (ii)     L/C Application. Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Bank, completed in a manner satisfactory to the Bank. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but (i) if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control, (ii) the term "Event of Default" in any such L/C Application shall be deemed to have the meaning given such term in this Agreement, (iii) any interest on any Revolving Credit Loan shall be as set forth in this Agreement and, without double counting, any interest applicable to any Reimbursement Obligation shall be as set forth in the L/C Application, and (iv) any provision in the L/C Application indicating that the L/C Application, with or without other documents, represents the entire agreement among the parties with respect to the applicable Letter of Credit shall be deemed amended to provide that the L/C Application together with this Agreement and any other documents referenced in such provision, represents the entire agreement among the parties with respect to the applicable Letter of Credit. Each Letter of Credit issued by Bank upon the application of Borrower or any Subsidiary in 2005 but prior to the date of this Agreement shall, upon execution of this Agreement, be deemed to have been issued pursuant to this Agreement and the applicable L/C Application.

                            (iii)     Expiration Date. No Letter of Credit shall be issued with an expiry date later than 30 days prior to the Revolving Credit Loan Maturity Date in effect as of the date of issuance.

                            (iv)     Representation. Any request for Bank to issue a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 5.2 have been satisfied as of the date of the request.

                            (v)     Special Account. If any Revolving Credit Commitment is terminated for any reason while the L/C Amount exceeds zero, the Borrower shall thereupon pay the Bank in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained at the Bank. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. Bank may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Bank's sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the L/C Amount exceeds zero.

                (b)     Payment of Amounts Drawn Under Letters of Credit; Reimbursement Obligations. The Borrower shall pay to the Bank any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated.

                            (i)     Reimbursement Obligations. The Borrower shall pay to the Bank on the day a draft is honored under any Letter of Credit the amount provided for in the applicable L/C Application relative to such draw, in accordance with such L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower's obligation to pay all such amounts is herein referred to as the "Reimbursement Obligation").

                            (ii)     Revolving Credit Advance. Whenever a draft is honored under a Letter of Credit, the Bank shall be deemed to have made a Base Rate advance under the Revolving Credit Loan in the amount of the Reimbursement Obligation, the proceeds of which advance shall be deemed to have been applied to pay the Reimbursement Obligation. Such advance shall be repayable in accordance with and be treated in all other respects as an advance under the Revolving Credit Loan.

                            (iii)     Demand Obligation. If a draft is submitted under a Letter of Credit when the Borrower is unable, due to an Event of Default or for any other reason, to obtain an advance under the Revolving Credit Loan to pay the Reimbursement Obligation, such advance shall nonetheless be deemed to have been made pursuant to Section 2.14(b)(ii) and the Borrower shall pay to the Bank on demand and in immediately available funds, the amount of the deemed Base Rate advance under the Revolving Credit Loan together with interest thereon, accrued from the date of the draft until payment in full at the Default Rate applicable to the Revolving Credit Loan.

                            (iv)     Revolving Credit Notes. The Borrower's obligation to pay any advance made under this Section 2.14, shall be evidenced by the Revolving Credit Notes and shall bear interest as provided in Section 2.3.

                (c)     Obligations Absolute. The Borrower's obligations arising under this Section 2.14 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Section 2.14, under all circumstances whatsoever, including the following circumstances, provided, however, that Borrower's performance of its absolute obligations hereunder shall not constitute a waiver by Borrower of any remedy it may otherwise have against Bank:

                            (i)     Related Documents. Any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the "Related Documents");

                            (ii)     Amendment; Waiver. Any amendment or waiver of or any consent to departure from all or any of the Related Documents;

                            (iii)     Claims. The existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

                            (iv)     Insufficiency. Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                            (v)     Noncompliance. Payment by or on behalf of the Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

                            (vi)     Other Circumstances. Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                (d)     Letter of Credit Fees. The Borrower agrees to pay, on demand, with respect to Letters of Credit issued hereunder, the following fees: (i) to the Administrative Agent for the benefit of the Lenders (according to each Lender's Pro Rata Share), a letter of credit fee in respect of each Letter of Credit issued hereunder which accrues at a per annum rate equal to (x) the face amount of such Letter of Credit multiplied by (y) the Applicable Margin for LIBOR Loans, as the same may change from time to time, such fees to be calculated on the basis of a 360 day year for the number of days from issuance of such Letter of Credit to its expiration date and to be paid by the Borrower in advance upon issuance, and any renewal or extension, thereof, and (ii) to the Bank, for its own account, the documentation and administrative fees and other charges charged by the Bank in connection with the issuance of any Letter of Credit, honoring of drafts thereunder, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit. The Administrative Agent is authorized to make a Revolving Credit Loan to the Borrower for the amount of any fee described in this paragraph.

                (e)     Letter of Credit Advances. (i) Upon demand by the Bank, each of the Lenders shall purchase from the Bank, and the Bank shall sell and assign to each of the Lenders, such Lender's Pro Rata Share of each of the outstanding Letter of Credit Advances arising under this Section 2.14 and owing to the Bank as of the date of such demand, by making available to the Administrative Agent for the account of the Bank, in same day funds, an amount equal to its Pro Rata Share of each such outstanding Letter of Credit Advance. Promptly after receipt of such funds, the Administrative Agent shall transfer such funds to the Bank. Each of the Lenders hereby agrees to purchase its Pro Rata Share of each outstanding Letter of Credit Advance owing to the Bank for which a demand for the purchase thereof has been made on (A) the Business Day on which demand therefor is made by the Bank so long as notice of such demand is given not later than 1:00 P.M. (Buffalo, New York time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. The Borrower hereby agrees to each such sale and assignment. Upon any such assignment by the Bank to any of the Lenders of a portion of a Letter of Credit Advance owing to the Bank, the Bank represents and warrants to such Lender that the Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any adverse claim, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, any of the Loan Documents or any of the Loan Parties. If and to the extent that any of the Lenders shall not have so made its Pro Rata Share of any applicable Letter of Credit Advance available to the Administrative Agent in accordance with the foregoing provisions of this Section 2.14(e)(i), such Lender hereby agrees to pay to the Administrative Agent forthwith on demand the amount of its Pro Rata Share of such Letter of Credit Advance, together with all accrued and unpaid interest thereon, for each day from the date of demand therefor by the Bank until the date on which such amount is paid to the Administrative Agent, at the Base Rate. If any of the Lenders shall pay to the Administrative Agent the amount of its Pro Rata Share of any applicable Letter of Credit Advance for the account of the Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the applicable Letter of Credit Advance made by the Bank shall be reduced by such amount on such Business Day.

                        (ii)     The obligation of each of the Lenders to purchase its Pro Rata Share of each outstanding Letter of Credit Advance owing to the Bank upon demand for the purchase thereof pursuant to clause (i) of this Section 2.14(e) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms thereof under all circumstances, including the following circumstances:

                (A)     any lack of validity or enforceability of any of the Loan Documents, any L/C Application, any of the Letters of Credit or any of the other agreements or instruments relating thereto;

                (B)     the existence of any claim, set-off, defense or other right that such Lender or any other Person may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Bank, the Borrower, any of the other Loan Parties or any other Person, whether in connection with the transactions contemplated by the Loan Documents or any unrelated transaction;

                (C)     the validity, sufficiency or genuineness of any documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged or any of the statements made therein shall prove to be in any or all respects incorrect;

                (D)     payment by the Bank against presentation of any documents that do not strictly comply with the terms of a Letter of Credit, including the failure of any documents to bear any reference or adequate reference to the Letter of Credit;

                (E)      the occurrence and continuance of any Potential Default or Event of Default; or

                (F)      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                        (f)     Failure to Make Letter of Credit Advances. The failure of any of the Lenders to purchase its Pro Rata Share of any outstanding Letter of Credit Advance owing to the Bank for which a demand for the purchase thereof has been made pursuant to Section 2.14(e)(i) shall not relieve any of the other Lenders of its obligation to purchase its Pro Rata Share of such outstanding Letter of Credit Advance on the date of demand therefor, but none of the Lenders shall be responsible for the failure of any of the other Lenders to purchase its Pro Rata Share of such outstanding Letter of Credit Advance on the date of demand therefor.

    2.15     Sharing in Set-Offs, Etc. (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to set off against the amounts owing under the Revolving Credit Notes any property held in a deposit or other account with such Lender or any of its Affiliates or otherwise owing by such Lender or any of its Affiliates in any capacity to Borrower or any guarantor or endorser of any Obligation. Such set off shall be deemed to have been exercised immediately at the time such Lender or such Affiliate elects to do so. In the event of any such set off, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

                        (b)     If any Lender to whom any Obligations are owed shall obtain from any Loan Party payment of any amount under this Agreement or any other Loan Document through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent), and, as a result of such payment, such Lender shall have received a greater percentage of its Pro Rata Share of the Obligations than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Revolving Credit Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and/or make such other adjustments from time to time as shall be equitable, so that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their Pro Rata Shares. All Lenders agree to make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Revolving Credit Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation. Any amount referenced in this Section 2.15(b) which is in excess of the outstanding Obligations shall be promptly remitted to the Administrative Agent for appropriate distribution.

                        (c)     Nothing contained herein shall require any Lender to exercise any of its rights under this Section 2.15 or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of the Borrower to such Lender. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 2.15 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.15 to share in the benefits of any recovery on such secured claim.

    2.16     Settlement between Administrative Agent and Lenders. The Administrative Agent and the Lenders shall settle on an aggregated and netted basis (the "Settlement Amount") on a weekly basis or with such greater frequency as the Administrative Agent may determine (each such date on which such a settlement occurs being a "Settlement Date") for all amounts which shall have become due to and due from the Administrative Agent and the Lenders since the immediately preceding Settlement Date with respect to any Obligations, other than the Settlement Amount which became due on the immediately preceding Settlement Date. The Administrative Agent shall notify the Lenders by 11:00 A.M. on each Settlement Date of the Settlement Amount which is payable by the Administrative Agent or the Lenders, and the Administrative Agent or the Lenders, as the case may be, shall make payment of the Settlement Amount by an electronic funds transfer not later than 5:00 P.M. on the Settlement Date. Nothing in this Section 2.16 or the settlement procedures made pursuant to this Section 2.16 shall be deemed to change, as between the Borrower and the Lenders, the amount of the Revolving Credit Loans which are outstanding under the Revolving Credit Notes to each of the Lenders or the accrual of interest due to each of the Lenders on such Revolving Credit Loans.

3. COLLATERAL SECURITY.

        3.1     Security for Loans. The Obligations of Borrower under this Agreement and the Loan Documents shall be secured by certain security interests granted to the Administrative Agent for the benefit of itself, the Lenders and Bank and set forth in the following documents:

                (a)     Security Agreements. A good and valid first priority security interest (subject only to Permitted Liens) in and to all tangible assets, other than real estate, located in the United States of each Domestic Loan Party and all intangible assets of each Domestic Loan Party, whether now owned or hereafter acquired, and wherever located, pursuant to one or more security and negative pledge agreements and/or patent and trademark security agreements (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a "Security Agreement" and, collectively, the "Security Agreements") delivered to the

Administrative Agent by Borrower and each Domestic Loan Party and in form and substance satisfactory to Administrative Agent.

                (b)     Pledge Agreements. A good and valid first priority security interest in (i) all of the Voting Interests of each of Borrower's direct and indirect Domestic Subsidiaries, and (ii) 65% of the Voting Interests of each of Borrower's direct and indirect Foreign Subsidiaries pursuant to one or more Pledge Agreements (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a "Pledge Agreement" and, collectively, the "Pledge Agreements") delivered to the Administrative Agent by Borrower, together with original stock certificates and undated stock powers duly executed in blank, all in form and substance satisfactory to the Administrative Agent. Borrower and Administrative Agent have agreed that (i) no Pledge Agreement shall be required to be delivered at Closing with respect to the outstanding shares of Computer Task Group of Canada, Inc., Computer Task Group Luxembourg, S.A. or New Luxembourg and (ii) promptly upon the request of the Administrative Agent (which, in the case of New Luxembourg, may be made only after its formation), (A) Borrower shall, or shall cause the applicable Subsidiary which holds such shares to, execute and deliver to the Administrative Agent, a Pledge Agreement with respect to 65% of the Voting Interests of any or all of such entities, as specified by the Administrative Agent, together with original stock certificates and undated stock powers duly executed in blank and opinions of local counsel, all in form and substance reasonably satisfactory to the Administrative Agent and/or (B) Borrower shall cause New Luxembourg to execute and deliver to the Administrative Agent, a Negative Pledge Agreement and/or Affiliate Subordination Agreement or joinder thereto, together with an opinion of local counsel, all in form and substance reasonably satisfactory to the Administrative Agent.

In the event that Borrower enters into any Interest Rate Protection Agreement with Administrative Agent, any Lender, or any Affiliate of any of them with respect to the Revolving Credit Loans or any portion thereof, Borrower's obligations under each such Interest Rate Protection Agreement shall be pari passu with the Borrower's Loan obligations under this Loan Agreement and shall be secured by the Liens granted pursuant to the Security Documents referenced in this Section 3.1.

    3.2     Related Matters. The Obligations of Borrower under this Agreement and the Loan Documents shall be subject to guarantees and negative pledges granted to the Administrative Agent for the benefit of itself, the Lenders and Bank and set forth in the following documents:

                (a)     Subsidiary Guaranties. Each of Borrower's direct and indirect Domestic Subsidiaries shall have guaranteed payment and performance of the Obligations pursuant to one or more Guaranties (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a "Subsidiary Guaranty" and, collectively, the "Subsidiary Guaranties") delivered to the Administrative Agent by such Domestic Subsidiaries and in form and substance satisfactory to the Administrative Agent.

                (b)     Negative Pledge Agreements. Each of Borrower's direct and indirect Foreign Subsidiaries shall have agreed, for the benefit of Administrative Agent, Lenders and Bank not to incur Indebtedness or to pledge assets, all pursuant to one or more Negative Pledge

Agreements (each, as the same may be amended, modified or supplemented from time to time in accordance with its terms, a "Negative Pledge Agreement" and, collectively, the "Negative Pledge Agreements") delivered to the Administrative Agent by such Foreign Subsidiaries and in form and substance satisfactory to the Administrative Agent.

4. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any Obligations, other than Continuing Obligations, remain unpaid:

        4.1     Organizational Status. Borrower is a New York corporation. Each Loan Party is an entity which is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has the power and authority to own its assets and to transact the business in which it is now engaged or presently proposes to be engaged. Each Loan Party is duly qualified to do business as a foreign corporation or other entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        4.2     Power and Authorization. Each Loan Party has the power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary proceedings on its part, including all necessary proceedings on the part of its shareholders, partners or members, as the case may be. Without limitation of the foregoing, Borrower has the corporate, partnership or limited liability company power and authority to request the Revolving Credit Loans in accordance with, and to grant the security interests granted under, the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary action to authorize such requests and the borrowings and security interests contemplated hereby and thereby.

        4.3     Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party has been duly and validly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes the legal, valid and binding obligation of each Loan Party executing the same, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights.

        4.4     Compliance with Laws; Governmental Approvals and Filings. The Borrower is in compliance with all Laws of all Governmental Authorities relating to its business operations and assets, except for Laws the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise set forth on Schedule 4.4 hereof, no approval, order, consent, authorization, certificate, license, permit or validation of or from, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary in connection with the execution or delivery of any Loan Document by any Loan Party, the consummation by any Loan Party of the transactions herein or therein contemplated or the performance of or compliance with the terms and conditions hereof or thereof by any Loan

Party, except for recordings and filings necessary to perfect the Liens granted by the Security Documents. No Loan Party has made any application to any Governmental Authority requesting, or in connection with, any Governmental Action which application, when taken together with all amendments, supplements and modifications thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

        4.5     Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor the consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party, as the case may be, does or will

                    (a)     violate or conflict with any Requirement of Law, or

                    (b)     violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon the assets of any Loan Party (except for any Lien in favor of Administrative Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with,

                                (i)     the Governing Documents of any Loan Party or any general partner or managing member of any Loan Party, if applicable,

                                (ii)    any contractual obligations creating, evidencing or securing any Indebtedness to which any Loan Party is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

                                (iii)   any other contractual obligation of any Loan Party, where the violation, conflict, breach or default, or result, is, has or would be reasonably likely to be or have a Material Adverse Effect, or

                (c)     require the consent of, or notice to, any Person pursuant to any of the items referenced in clauses (i), (ii) or (iii) of Section 4.5(b) above, which consent has not been obtained or which notice has not been given.

        4.6     Labor Matters

                (a)     Except as set forth on Schedule 4.6 (i) no employee of any Loan Party is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and no Loan Party has any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of any Loan Party; (ii) Borrower has no knowledge of any pending or threatened representation campaigns, elections or proceedings; (iii) Borrower has no knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; (iv) no Loan Party has engaged in, admitted committing or been held to have committed any material unfair labor practice; and (v) there are no controversies or grievances between any Loan Party and any of its employees or representatives thereof, except, in the case of this clause (v), for any such controversies or grievances which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                        (b)     Except as set forth on Schedule 4.6, each Loan Party has at all times complied in all material respects, and is in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment.

                        (c)     Except as set forth on Schedule 4.6, the Loan Parties have at all times complied in all material respects with, and are in material compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. analogous state laws, rules and regulations, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

        4.7     Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.7 or as referred to or provided for in the most recent financial statements delivered pursuant to Section 6.2, no Loan Party has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), except liabilities or obligations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        4.8     Accurate and Complete Disclosure. No representation or warranty made at any time by any Loan Party pursuant to or in connection with this Agreement or the other Loan Documents, and no statement made at any time by any Loan Party in any financial statement, certificate, report, exhibit or document furnished by it or on its behalf to Administrative Agent or any Lender pursuant to or in connection with this Agreement or the other Loan Documents, was false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading) at the time made or deemed made. There is no fact known to the Borrower which materially adversely affects, or which could reasonably be expected to materially adversely affect, the business, assets, results of operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole, exclusive of effects resulting from changes in general economic conditions.

        4.9     Existing Indebtedness. No Loan Party has any Indebtedness except Indebtedness created by or permitted under the Loan Documents. All Indebtedness of the Loan Parties on the Closing Date is listed on Schedule 4.9 hereto.

        4.10     Margin Regulations. No part of the proceeds of the Revolving Credit Loans will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time-to-time, or to extend credit to others for the purpose of buying or carrying any

"margin stock." No Loan Party is engaged in the business of extending credit to others for the purpose of buying or carrying margin stock. No Loan Party owns directly or indirectly any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System, as supplemented from time to time). Neither the making of the Revolving Credit Loans nor any use of proceeds of the Revolving Credit Loans will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System as amended from time to time.

        4.11     Projections. The most recent projections delivered by Borrower pursuant to Section 6.2(e) were prepared on the basis of the accompanying assumptions and estimates. The most recent such projections, assumptions and estimates, as of the date of preparation thereof and as of the date of this representation, are reasonable, are made in good faith and represent Borrower's best judgment as to such matters on the date thereof. Nothing contained in this Section shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

        4.12     Subsidiaries, Partnerships, etc.  Set forth on Schedule 4.12 is a complete and correct list of all Subsidiaries of Borrower, together with, for each such Subsidiary, (a) the correct name and jurisdiction of organization of such Subsidiary, (b) each Person holding ownership interests in such Subsidiary and (c) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed on Schedule 4.12, (i) each Borrower and its respective Subsidiaries owns, free and clear of Liens (other than Liens permitted hereunder), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 4.12, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding Equity Rights with respect to such Person. As of the date of this Loan Agreement, the authorized, issued and outstanding capital stock of the Borrower and its Subsidiaries consists of the capital stock described on Schedule 4.12, all of which is duly and validly issued and outstanding, fully paid and nonassessable. The Inactive Subsidiaries do not engage in any business or activity of any kind and no Inactive Subsidiary owns assets having a total book value in excess of $250,000 in the aggregate (other than intercompany receivables reflected on the books of such Inactive Subsidiaries as to which no cash has been or will be paid by the Borrower or any Subsidiary to such Inactive Subsidiaries). Except as set forth on Schedule 4.12, no Loan Party is a partner (general or limited) of any partnership, is a party to any joint venture, is a member of a limited liability company, or is an owner (beneficially or of record) of any Equity Interest in any Person (including, but not limited to, any interest pursuant to which Borrower has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

        4.13     No Defaults on Other Agreements; Adverse Contracts. Schedule 4.13 hereto is a complete and correct list, as of the date of this Agreement of each contract and arrangement to which any Loan Party is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect. True and complete copies of each agreement listed on the appropriate part of Schedule 4.13 have been delivered to the Administrative Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Loan Party that is a party thereto and, to the best knowledge of the Borrower, binding upon the other parties thereto in accordance with their terms. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party. No Loan Party is a party to or subject to any long term lease, forward purchase contract or futures contract, covenant not to compete, or other agreement, or subject to any charter or corporate restriction which, in each case, materially adversely restricts its ability to conduct its business, or has or could reasonably be expected to have a Material Adverse Effect.

        4.14     Litigation. Except as set forth in Schedule 4.14 hereof, there is no pending or, to Borrower's knowledge, threatened action, suit, claim, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party as to which, individually or in the aggregate, a ruling adverse to a Loan Party could reasonably be expected to have a Material Adverse Effect.

        4.15     Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or a Potential Default.

        4.16     Insurance. Each Loan Party maintains with reputable insurers the insurance required by this Agreement.

        4.17     Title to Property; Security Interest. Each Loan Party has good title to all property of whatever nature owned or purported to be owned by it (except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), in each case free and clear of all Liens, other than Permitted Liens. The Security Documents when executed, together with the filing of the appropriate Uniform Commercial Code financing statements in favor of Administrative Agent, create valid and perfected first priority liens on and security interests in the Collateral intended to be covered thereby (subject to Permitted Liens) securing the payment of the Obligations.

        4.18     Intellectual and Other Property. Each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, franchises, names (trade, service, fictitious or otherwise), copyrights, technology (including, but not limited to, all equipment, and computer programs and software), processes, databases and other rights, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others except for any such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the Borrower's knowledge, no such license, patent, trademark or right has been declared invalid, been limited by any court or by any agreement to which any Loan Party is a party or is the subject of any infringement, interference or other proceeding or challenge which could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.18 hereto is a complete list of all Patents, Trademarks and registered Copyrights (each of the foregoing, together with any other intellectual property material to the business of the Borrower and its Subsidiaries being referred to herein as "Proprietary Rights"). Schedule 4.18 clearly identifies all Patents, Trademarks and registered Copyrights that have been duly registered in, filed in or issued by the PTO or the United States Register of Copyrights

(collectively, the "Registered Proprietary Rights"). The Registered Proprietary Rights have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States, as applicable. The Borrower has taken commercially reasonable steps to protect the Registered Proprietary Rights and to maintain the confidentiality of all Proprietary Rights that are not generally in the public domain.

        4.19     Taxes. Except as set forth on Schedule 4.19 hereto, all tax and information returns required to be filed by or on behalf of any Loan Party have been properly prepared, executed and filed or appropriate extensions have been properly obtained and remain in effect. All taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of its properties, incomes, sales, use or franchises (collectively, "Taxes") which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those not material in amount which are being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of such Loan Party. The reserves and provisions for taxes on the books of each Loan Party are adequate for all open years and for its current fiscal period. Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes against any Loan Party (whether or not reserved against) which could reasonably be expected to have a Material Adverse Effect.

        4.20     Employee Benefits. Schedule 4.20 hereof sets forth a list of all Plans and Multiemployer Plans. Except as set forth in Schedule 4.20 hereof, no Loan Party or Controlled Group Member has any liability (contingent or otherwise) for or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension-Related Event.

        4.21     Environmental Matters. Except as set forth on Schedule 4.21 hereto:

                    (a)     Each Loan Party and, to Borrower's knowledge, each of its Environmental Affiliates, is and has been in compliance with all applicable Environmental Laws, except for Environmental Laws the violation of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    (b)     All material Environmental Approvals necessary for the ownership and operation of Borrower's business, and the facilities and businesses of the Loan Parties as presently owned and operated and as presently proposed to be owned and operated have been duly obtained and are in full force and effect.

                    (c)     There is no material Environmental Claim pending or, to Borrower's knowledge, threatened, and, to Borrower's knowledge, there are no present acts, omissions, events or circumstances and, to Borrower's knowledge, no past acts, omissions, events or circumstances, including, but not limited to, any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or, to Borrower's knowledge, any of their respective Environmental Affiliates, that could form the basis of any material Environmental Claim against any Loan Party or any of their respective Environmental Affiliates.

                    (d)     To Borrower's knowledge, no real estate at any time owned or leased by any Loan Party is located, in whole or in part, on an Environmental Cleanup Site. Neither any Loan Party nor, to Borrower's knowledge, any of its Environmental Affiliates, has directly transported or directly arranged for the transportation of any material quantities of Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists and, to Borrower's knowledge, no condition exists which could reasonably be expected to result in the filing of a Lien against any property of any Loan Party or any of their respective Environmental Affiliates under any Environmental Law.

        4.22     No Guaranties or Indemnities. Except for guaranties and indemnities under the Loan Documents or as set forth on Schedule 4.22 hereto, or entered into after the date hereof and permitted under Section 7.2 hereof, no Loan Party is obligated on any Guaranty or any indemnification of any kind for the debts, liabilities or obligations of any Person, including any Affiliate, other than indemnities and hold harmless provisions entered into in favor of customers, bonding agencies and sureties in the ordinary course of business.

        4.23     Potential Conflicts of Interest. No Loan Party or Affiliate of a Loan Party has any material contract, agreement or arrangement with any Loan Party (the "Contracting Party") that is not an arm's length agreement on terms substantially equivalent to those terms contained in similar agreements or arrangements between such Contracting Party and unrelated third parties.

        4.24     Bank Accounts. Schedule 4.24 lists all banks and other financial institutions at which any Loan Party maintains deposits and/or other accounts as of the date of this Loan Agreement, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

        4.25     Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Loan Party and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Loan Party, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect any Loan Party or prevent such Loan Party from conducting its businesses after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which such businesses heretofore have been conducted.

        4.26     Financial Information. The Borrower has delivered to the Administrative Agent (a) consolidated balance sheets, statements of operations, shareholders' equity and cash flows of the Borrower for its fiscal years ending December 31, 2004 and December 31, 2003, audited by KPMG LLP, certified public accountants and (b) consolidated balance sheets, statements of operations, shareholders' equity and cash flows of the Borrower for its fiscal years ending December 31, 2002 and December 31, 2001 audited by Deloitte & Touche LLP, certified public accountants. Except as disclosed on Schedule 4.26, such financial statements fairly present the consolidated results of operations and financial condition of the Borrower for the periods indicated.

        4.27     Investment Company Act; Public Utility Holding Company Act. None of the Loan Parties is an "investment company" or an affiliated person" of, or "promoter" or "principal underwriter" for, or a company "controlled" by, an investment company, each within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", each within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        4.28     No Material Adverse Change. Since the date of the most recent audited financial statements delivered pursuant to Section 6.2 hereof, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of any Loan Party (other than Inactive Subsidiaries).

        4.29     Survival of Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement.

5. CONDITIONS OF LENDING.

        5.1     Conditions of Revolving Credit Loans. Subject to Section 5.2, Lenders' obligations to make the Revolving Credit Loans, and Bank's obligations to issue, amend, renew or extend any Letter of Credit, shall be conditioned upon satisfaction of each of the following conditions on or before the Closing Date (in the case of documentation, each such document to be in form and substance satisfactory to the Administrative Agent):

                (a)     Agreement, Revolving Credit Notes, Loan Documents. The Administrative Agent shall have received an executed counterpart of this Agreement, duly executed by Borrower, the Revolving Credit Notes duly executed by Borrower and conforming to the requirements hereof and all of the other Loan Documents, duly executed on behalf of each Loan Party intended to be a party thereto.

                 (b)      Certain Security Documents Pertaining to Personal Property. The Administrative Agent shall have received the following:

                            (i)     Evidence of (A) the execution or delivery, as applicable, of all documents to be recorded or filed pursuant to or with respect to the Security Documents as may be necessary or desirable to create or perfect the Liens created or purported to be created by such Security Documents as valid, continuing and perfected Liens in favor of Administrative Agent securing the Obligations, prior to all other Liens except for Permitted Liens and (B) the delivery of all such documents to the appropriate party for recording or filing, as the case may be; and evidence of the payment of any necessary fee, tax or expense relating to each such recording or filing.

                            (ii)     Evidence of the insurance required by the terms of this Agreement.

                           (iii)    Evidence that all other actions necessary or desirable to create, perfect or protect the Liens created or purported to be created by the Security Documents have been taken.

                           (iv)    Searches, satisfactory to the Administrative Agent, of UCC, tax, judgment, and litigation dockets and records and other appropriate registers shall have revealed no filings or recordings in effect with respect to the Collateral purported to be covered by the above Security Documents or the assets of Borrower's Domestic Subsidiaries, other than filings with respect to Permitted Liens, and the Administrative Agent shall have received a copy of the search reports received as a result of such searches and of copies of the financing statements or other instruments required to be filed or recorded pursuant to this subsection.

                (c)     Corporate, Partnership and/or Limited Liability Company Proceedings. The Administrative Agent shall have received certificates of the Secretary, or other officer acceptable to the Administrative Agent, of each Loan Party, other than the Inactive Subsidiaries, and of its general partner, manager or managing member, where applicable, dated as of the Closing Date as to (i) true, correct and complete copies of the Governing Documents of such Loan Party and of each general partner, manager or managing member of such Loan Party, in each case in effect on such date, (ii) true copies of all corporate, partnership and limited liability company action taken by such Loan Party, and its general partner or managing member, if applicable, relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of such Loan Party (or its general partner or managing member on its behalf) executing this Agreement and the other Loan Documents, together with evidence satisfactory to the Administrative Agent of the incumbency of such Secretary, or other officer acceptable to the Administrative Agent. The Administrative Agent shall have received certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty (30) days before the Closing Date showing the good standing of each Loan Party, other than the Inactive Subsidiaries, and its general partner or managing member, if applicable, in its state of incorporation or organization and each state in which it is qualified to do business.

                (d)     Legal Opinion. The Administrative Agent shall have received (i) an opinion addressed to it, dated the Closing Date, of counsel to Borrower as to such matters as may be requested by the Administrative Agent and (ii) such opinions of local counsel as the Administrative Agent shall request.

                (e)     Material Adverse Change. There shall have been no material adverse change in Borrower's projected ability to achieve the most recent annual projections delivered to Administrative Agent pursuant to Section 6.2(e) hereof, or in the business, operations or condition (financial or otherwise) of any Loan Party or the Collateral or any material adverse change in United States financial markets which, in the judgment of the Administrative Agent, could reasonably be expected to adversely affect the ability of the Administrative Agent to enforce any right or remedy under or in connection with any Loan Document, or prevent the realization of the intended rights and benefits of Administrative Agent under such Loan Document.

                (f)     Payment of Fees. Borrower shall have paid or provided for payment of all of the fees and expenses owed by Borrower to the Administrative Agent.

                (g)     Termination or Assignment of Existing Indebtedness and Liens. The Administrative Agent shall have received evidence acceptable to it that (i) all Indebtedness of

Borrower to J.P. Morgan Business Credit Corp., acting through JPMorgan Chase Bank and the other Lenders party to an Amended and Restated Secured Credit Agreement dated as of May 9, 2002, as amended, and any other third party Indebtedness not permitted by Section 7.2, has been repaid in full, and, (ii) all Liens securing such Indebtedness, shall have been terminated, discharged, and released. The Administrative Agent shall have received executed releases (in the form of payoff letters, termination statements, discharges or assignments of mortgage and/or any other assignment, release or termination of documents requested by the Administrative Agent) or have agreed to an acceptable escrow arrangement in connection with the delivery thereof, together with the original stock certificates and stock powers executed in blank pursuant to the Pledge Agreements, all in form and substance satisfactory to the Administrative Agent.

                (h)     Legal Fees. Borrower shall have paid the reasonable legal fees, expenses and disbursements of counsel to the Administrative Agent in connection with this Agreement, the other Loan Documents and the Revolving Credit Loans.

                (i)     Representations and Warranties. The representations and warranties set forth in this Agreement and in the Loan Documents shall be true, correct and complete on the Closing Date.

                (j)       No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing on the Closing Date.

                (k)    Officer's Certificate. The Administrative Agent shall have received a certificate of a senior officer of Borrower, dated the date hereof, to the effect that (i) no Event of Default or Potential Default has occurred and is continuing; (ii) Borrower is in compliance with each of the covenants herein and in the Loan Documents; and (iii) the representations and warranties made by Borrower in Section 4 of this Agreement, and in the Loan Documents, are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

                (l)     No Orders or Decrees. No Governmental Authority having jurisdiction in the premises shall have entered a decree or order for relief in respect of any Loan Party or any material portion of the Collateral under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or any material portion of the Collateral or for any substantial part of the property of any Loan Party or ordering the winding up or liquidation of the affairs of any thereof.

                (m)    No Material Litigation. There shall exist no action, suit, investigation, litigation, arbitration or proceeding pending or, to the Borrower's knowledge, threatened against or affecting any of the Loan Parties or any of their respective property or assets in any court or before any arbitrator or by or before any Governmental Authority of any kind that (i) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect any aspect of the transactions contemplated hereby, any of the Loan Documents or the transactions contemplated thereby.

                (n)     Contingent Liabilities. The Administrative Agent shall be reasonably satisfied with the amount and nature of all tax, ERISA, employee retirement benefit and other contingent liabilities to which any Loan Party may be subject.

                (o)     Solvency Certificate. The Administrative Agent shall have received a certificate of an Authorized Representative of Borrower, in form and substance satisfactory to Administrative Agent, that Borrower is Solvent, immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents.

                (p)     Proceedings Generally; Details, Proceedings and Documents. The Administrative Agent shall have received such other certificates, opinions, documents and instruments as may be reasonably requested by the Administrative Agent. All corporate and other proceedings, and all documents, instruments, reports, agreements and other matters required by this Section 5.1 or otherwise delivered in connection with the Closing in respect of transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent. All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent and its counsel, and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may from time to time request.

        5.2     Conditions of Each Advance Under Revolving Credit Loan. The obligations of the Lenders to make any advance under the Revolving Credit Loan, or of the Bank to issue, amend, renew or extend any Letter of Credit, shall be conditioned upon satisfaction of each of the following conditions on the date of such advance or the date of issuance, amendment, renewal or extension of such Letter of Credit:

                    (a)    No Event of Default. No Event of Default or Potential Default shall have occurred and be continuing.

                   (b)    No Orders or Decrees. At the time of such advance, no Governmental Authority having jurisdiction in the premises shall have entered a decree or order for relief in respect of any Loan Party under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any Loan Party or for any substantial part of the property of any Loan Party or ordering the winding up or liquidation of the affairs of any thereof.

                    (c)    No Excess Borrowing. At the time of, and immediately following such advance, the total principal sum outstanding under the Revolving Credit Notes plus the L/C Amount does not exceed the lesser of the Borrowing Base and the Revolving Credit Facility

                    (d)    Request for Advance. The Administrative Agent shall have received a request for advance in accordance with Section 2.1(b) hereof.

                    (e)    Material Adverse Change. There shall have been no material adverse change in Borrower's projected ability to achieve the most recent annual projections delivered to

Administrative Agent pursuant to Section 6.2(e) hereof, or in the business, operations or condition (financial or otherwise) of any Loan Party or any material adverse change in United States financial markets which could, in the judgment of the Administrative Agent, adversely affect the ability of the Administrative Agent to enforce any right or remedy under or in connection with any Loan Document, or prevent the realization of the intended rights and benefits of Administrative Agent under such Loan Document.

                    (f)    Representations and Warranties. The representations and warranties set forth in this Agreement and in the Loan Documents shall be true, correct and complete as of the date of such requested advance and the same shall be deemed remade by the Borrower as of such specific date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

                    (g)    Proceedings Generally; Details, Proceedings and Documents. All corporate and other proceedings, and all documents, instruments, reports, agreements and other matters required by this Section 5.2 or otherwise delivered in connection with the requested advance shall be reasonably satisfactory in form and substance to the Administrative Agent. All legal details and proceedings in connection with the requested advance shall be reasonably satisfactory to the Administrative Agent and its counsel and the Administrative Agent shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may from time to time request.

6. AFFIRMATIVE COVENANTS. During the term of this Agreement and so long as any of the Obligations, other than Continuing Obligations, remain unpaid, any Letter of Credit remains outstanding or any Lender shall have any Revolving Credit Commitment under this Agreement:

        6.1     Payment. Borrower will duly and punctually make payments of principal and interest on all Indebtedness incurred by it pursuant to this Agreement, including the Revolving Credit Loans and Reimbursement Obligations and all fees, disbursements, expenses and other amounts required to be paid by it pursuant to the Loan Documents in the manner set forth in the Loan Documents.

        6.2     Basic Reporting Requirements.

                (a)     Annual Audit Reports. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of Borrower, Borrower shall deliver to the Administrative Agent consolidated statements of income, cash flows and changes in stockholders' equity of Borrower and its consolidated subsidiaries for such fiscal year, consolidated balance sheets of Borrower and its consolidated subsidiaries as of the close of such fiscal year, and notes thereto, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing selected by Borrower. Such opinion shall be free of exceptions other than exceptions for accounting changes or for matters relating solely to internal controls which do not affect the reported values of the Collateral and which are not reasonably likely to result in a violation of Section 6.7(a) or (b) hereof. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of Borrower and its consolidated subsidiaries as of the end of such fiscal year and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP. Each annual audited financial statement delivered pursuant to this Agreement shall be accompanied by a schedule of Indebtedness and liabilities and a description of material liens, judgments and litigation.

                (b)     Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the close of each calendar quarter of each fiscal year of Borrower, Borrower shall deliver to Administrative Agent unaudited consolidated statements of income and cash flows for such calendar quarter and for the period from the beginning of such fiscal year to the end of such calendar quarter and unaudited consolidated balance sheets of Borrower and its consolidated subsidiaries as of the close of such calendar quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheets, which shall set forth in comparative form the corresponding balance sheets as of the prior fiscal year end). Such financial statements shall be certified by the chief financial officer of Borrower as presenting fairly the financial position of Borrower and its consolidated subsidiaries as of the end of such calendar quarter and the results of operations and cash flows for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments. With respect to those financial statements which are required to be certified by the chief financial officer of Borrower, such certification shall state that such financial statements are complete and correct, were prepared in accordance with GAAP (except for year end adjustments and footnotes) and fairly present the financial condition at the respective dates indicated therein and the results of operations for the respective periods indicated therein of Borrower and its consolidated subsidiaries.

                (c)     Financial Reports. Borrower shall furnish to the Administrative Agent, within seventeen (17) days after the end of each month, each of the following, certified by an Authorized Representative: (i) a completed borrowing base certificate in the form attached hereto as Exhibit C, and (ii) an accounts receivable aging report listing billed and unbilled accounts receivable separately and dividing the latter into those where IBM STG is the account debtor and those where it is not. Borrower shall furnish such detail, and supporting documentation, with respect to IBM STG Receivables and IBM STG Indebtedness as the Administrative Agent shall from time to time request.

                (d)     Compliance Certificate. Borrower shall furnish to the Administrative Agent, within forty-five (45) days after the end of each calendar quarter, a completed Compliance Certificate in the form attached hereto as Exhibit D, and executed by an Authorized Representative;

                (e)     Budget and Projections. Within ninety (90) days after the end of each fiscal year of Borrower, Borrower shall submit to Administrative Agent an annual budget,

income forecast and annual cash flow projections for Borrower and its Subsidiaries for the next fiscal year, which projections will be accompanied by a written statement of the assumptions and estimates underlying such projections.

                (f)     Other Information. Borrower shall deliver to Administrative Agent, (i) contemporaneously with the filing thereof, copies of all materials and reports filed with the Securities and Exchange Commission, (ii) with reasonable promptness, such collection reports, deposit records, equipment schedules, copies of reports and other financial and other information respecting the financial condition, business or operations of any Loan Party as Administrative Agent may from time to time request.

                (g)     Notice of Certain Events. Promptly upon becoming aware of any of the following, Borrower shall give Administrative Agent notice thereof, together with a written statement of an Authorized Representative of Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by Borrower:

                            (i)     Any Event of Default or Potential Default.

                          (ii)    Any change in the business, operations or condition (financial or otherwise) or prospects of any Loan Party that could reasonably be expected to have a Material Adverse Effect.

                          (iii)   Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party (collectively, "Actions") (i) seeking a recovery against the Borrower in excess of $1,000,000 or (ii) which, if adversely determined, could, when aggregated with all other Actions, reasonably be expected to have a Material Adverse Effect.

                          (iv)  Promptly upon knowledge thereof, the Borrower will deliver to the Administrative Agent notice of (i) any disputes or claims by the Borrower's customers or suppliers exceeding $500,000 individually or $1,000,000 in the aggregate during any fiscal year; (ii) credit memos exceeding $500,000 individually or $1,000,000 in the aggregate during any fiscal year; and (iii) any goods returned to or recovered by the Borrower the aggregate value of which exceeds $1,000,000 during any fiscal year.

                          (v)     Any violation, breach or default by any Loan Party of or under any agreement or instrument to which such Loan Party is a party that could reasonably be expected to have a Material Adverse Effect.

                          (vi)     Any Pension-Related Event, which notice shall be accompanied by a copy of any notice, request, return, petition or other document received by any Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event.

                          (vii)     Any Environmental Claim pending or threatened against any Loan Party or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including, but not limited to, any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                        (viii)     notice of any loss of or material damage to any Collateral having a value in the aggregate in excess of $500,000 or of any substantial adverse change in any Collateral having a value in the aggregate in excess of $500,000 or the prospect of payment thereof.

                (h)     Visitation; Verification. Upon reasonable prior notice, Borrower shall, and shall cause each Subsidiary to, permit Administrative Agent and/or its accountants, attorneys or other agents to visit its offices, to examine its books and records and take copies and extracts therefrom and to discuss its affairs with each Loan Party (and the officers and directors thereof) and its independent accountants at such times as Administrative Agent may request. Borrower hereby irrevocably authorizes such officers and directors and independent accountants to discuss with Administrative Agent the affairs of each Loan Party. Administrative Agent shall have the right to examine and verify accounts, equipment, inventory and other properties and liabilities of each Loan Party from time to time, and Borrower shall cooperate with Administrative Agent in such verification. Borrower shall pay, on demand, Administrative Agent's reasonable fees and expenses in connection with such inspection and examination; provided, however, that unless an Event of Default or Potential Default then exists, the Borrower shall not be obligated to reimburse Administrative Agent for inspections and examinations occurring more than once per fiscal year.

        6.3     Insurance. Borrower shall, and shall cause each of its Subsidiaries to obtain and at all times maintain insurance with responsible insurance carriers in such amounts and against such risks as may from time to time be required by the Administrative Agent, but in all events in such manner and to the extent that like properties are usually insured by other companies engaged in business of a similar character in the same general localities. Without limiting the generality of the foregoing, Borrower shall and shall cause each of its Subsidiaries to maintain insurance (a) against fire, theft, collision (for Collateral consisting of motor vehicles) and other hazards on all of its property so insurable, including business interruption insurance, including coverage for force majeure and (b) against liability on account of damage to persons or property and under all applicable workers' compensation laws. Borrower shall deliver promptly to Administrative Agent upon request, certificates of insurance evidencing those insurance policies required to be carried by the Borrower and its Subsidiaries pursuant hereto. All policies, other than worker's compensation policies, evidencing the insurance required by the preceding sentence shall name the Administrative Agent as additional insured and loss payee as its interests may appear and shall provide for at least thirty (30) days written notice to the Administrative Agent prior to cancellation, lapse, reduction in policy limits or material change in coverage.

        6.4     Payment of Taxes and Other Potential Charges and Priority Claims. Borrower shall, and shall cause each Subsidiary to, pay or discharge:

                (a)     on or prior to the date on which penalties attach thereto, all Taxes;

                (b)    on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, could result in the creation of a Lien upon any Collateral; and

                (c)    on or prior to the date when due, all other lawful claims which, if unpaid, could result in the creation of a Lien upon any Collateral or which, if unpaid, could give rise to a claim entitled to priority over general creditors of Borrower or such Loan Party in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, Borrower need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

        6.5     Preservation of Status. Except as may be permitted herein, Borrower shall, and shall cause each Subsidiary to, maintain its status, as the case may be, as a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and, unless failure to do so could not reasonably be expected to have a Material Adverse Effect, be duly qualified to do business as a foreign corporation, partnership or limited liability company as the case may be, and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable.

        6.6     Conduct of Business. Borrower shall continue, and cause each of its Domestic and Foreign Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

        6.7     Financial Covenants.

                (a)     Maximum Leverage Ratio. The Borrower will maintain, as of the end of any fiscal quarter ending during each period described below, its ratio of (i) (A) total Funded Indebtedness outstanding at the end of such fiscal quarter, less (B) IBM STG Eligible Indebtedness, to (ii) EBITDA for the four (4) fiscal quarters ending on such date taken as one accounting period ("Leverage Ratio"), at not more than the ratio set forth opposite such period.

Quarter	Maximum Leverage Ratio

From the Closing Date through July 1, 2005	3.50 to 1.00

From July 2, 2005 through September 30, 2005	3.25 to 1.00

From October 1, 2005 through December 31, 2006 and each fiscal quarter thereafter	3.00 to 1.00

                (b)     Minimum Tangible Net Worth. So long as this Agreement is in effect, at all times the Tangible Net Worth of Borrower shall be at least $18,300,000 (the "Minimum TNW Amount"). The Minimum TNW Amount shall, as of the last day of each fiscal year of Borrower, (i) be increased by 50% of Borrower's net profits for such fiscal year and (ii) be adjusted to add to shareholders' equity any negative change in Borrower's foreign currency adjustment and to subtract therefrom any positive change in Borrower's foreign currency adjustment, in each case during such fiscal year. The Minimum TNW Amount, as adjusted in accordance with the preceding sentence, shall become the Minimum TNW Amount under this Section 6.7(b) for the fiscal year commencing the day after such adjustment and shall again be adjusted on the last day of such fiscal year as set forth herein.

                (c)     Capital Expenditures. The Borrower will not incur or contract to incur capital expenditures of more than $5,000,000 in the aggregate during any fiscal year.

        6.8     Protection of Collateral. The Borrower will defend the Collateral against all Liens, claims or demands (other than Permitted Liens) of all Persons (other than the Administrative Agent, the Lenders and the Bank) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens.

        6.9     Maintenance of Financial Records; Fiscal Year. Borrower shall keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries. To enable the ready and consistent determination of compliance with the covenants set forth in Section 6.7 of this Agreement, Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, December 31st of each year as the end of Borrower's or such Subsidiary's fiscal year.

        6.10     Maintenance of Properties. Borrower shall maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

        6.11     Further Assurances. Borrower shall, and shall cause each Subsidiary to, cooperate with the Administrative Agent and execute and deliver such further agreements, instruments and documents and take such other action as Administrative Agent (i) may from time to time request to cause Administrative Agent to have a first priority, perfected security interest in all of Borrower's assets, except real estate, subject only to Permitted Liens or (ii) may reasonably request in order to carry out the intent of this Agreement, and, in each case, such agreements, instruments and documents to be in form reasonably satisfactory to the Administrative Agent. Borrower will pay for the filing of all documents, including financing statements, which Administrative Agent, or the Required Lenders, acting through the Administrative Agent, may request in connection with this Agreement.

7.  NEGATIVE COVENANTS. During the term of this Agreement and so long as any Obligations, other than Continuing Obligations, remain unpaid, any Letter of Credit remains outstanding or any Lender shall have any Revolving Credit Commitment under this Agreement:

        7.1     Liens. Borrower shall not, and shall not permit any Subsidiary to, at any time, create, incur, assume or suffer to exist any Lien on any of its assets, including the Collateral or agree, become or remain liable (contingently or otherwise) to do any of the foregoing with respect to any of its assets, including the Collateral, and neither Borrower nor any Subsidiary shall create, incur, assume or suffer to exist any Lien on any of the outstanding Equity Interests or Voting Interests of any Subsidiary of Borrower or take any action to facilitate the creation of any such Lien, except, in each case, for the following ("Permitted Liens"):

                    (a)     Liens pursuant to the Security Documents in favor of the Administrative Agent to secure the Obligations;

                    (b)     Liens arising from taxes, assessments, charges or claims described in Section 6.4 hereof that are (i) not yet due or, (ii) if due, that remain payable without penalty or are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                    (c)     Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workers' compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

                    (d)     Liens on fixed or capital assets, other than real property, securing all or part of the purchase price of, aggregate lease obligations in respect of or costs of constructing or improving such fixed or capital assets (including but not limited to Liens in respect of Capitalized Leases); provided that: (i) such Liens secure Indebtedness (including Capitalized Leases) permitted by Section 7.2(c), (ii) such Lien is created before or substantially simultaneously with, but no later than 90 days after, the purchase, lease, construction or improvement of such assets by any Loan Party; (iii) such Lien is confined solely to the assets so purchased, leased, constructed or improved; (iv) the aggregate amount secured by all such Liens on any particular property at the time purchased, leased, constructed or improved by such Loan Party shall not exceed the lesser of (x) the cost of acquiring, constructing or improving such property and reasonable costs of collection of such Indebtedness and (y) the then fair market value of such property, without taking into account such Lien; (v) such Lien shall not apply to any other property or assets of any Loan Party; and (vi) no Event of Default or Potential Default has occurred and is continuing at the time of creation of such Lien;

                    (e)     Liens in existence on the Closing Date and listed on Schedule 7.1 hereto; and

                    (f)     Liens on assets of Borrower's Foreign Subsidiaries, provided that (i) each such Lien shall secure Indebtedness permitted by Section 7.2(h) and not guaranteed by any Domestic Loan Party, (ii) no such Lien applies to any assets of any Foreign Subsidiary consisting of capital stock or other Equity Interests held in any other Subsidiary, and (iii) no such Lien applies to any property or assets of any Domestic Loan Party or Inactive Subsidiary;

provided, however, that no Lien in favor of any Loan Party shall be a Permitted Lien hereunder.

        7.2     Indebtedness. Borrower shall not, and shall not permit any Subsidiary to, at any time, create, incur, assume or suffer to exist any Indebtedness or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                    (a)     Indebtedness to the Administrative Agent, Lenders and Bank pursuant to this Agreement, the Revolving Credit Notes, or the other Loan Documents;

                    (b)     Accounts payable to trade creditors arising out of purchases of goods or services in the ordinary course of business and accrued payroll benefits and incentives;

                    (c)     Unsecured Indebtedness and Indebtedness secured by Liens permitted by Section 7.1(d) hereof and, in each case, limited to the amounts described in Section 7.1(d) hereof, provided that the aggregate amount of all Indebtedness outstanding under this Section 7.2(c) shall not exceed at any time $5,000,000 less any Indebtedness outstanding at such time under Section 7.2(h); and provided, further, however, that no Indebtedness of any Foreign Subsidiary to any Domestic Loan Party, whether or not prohibited by Section 7.2(d), or of any Domestic Loan Party to any Loan Party, whether or not prohibited by Section 7.2(e), or of any Foreign Subsidiary to any third party, whether or not prohibited by Section 7.2(h), shall be permitted under this Section 7.2(c);

                    (d)     Indebtedness of the Foreign Subsidiaries to the Domestic Loan Parties, provided that the aggregate principal amount of all Indebtedness of the Foreign Subsidiaries to the Domestic Loan Parties does not exceed $2,500,000 in the aggregate at any one time outstanding;

                    (e)     Indebtedness of the Domestic Loan Parties to the Domestic Loan Parties or Foreign Subsidiaries, provided that, whether or not described in Section 7.2(i), (i) such Indebtedness shall be unsecured, (ii) no such Indebtedness shall accrue interest at a rate exceeding the then prevailing market rate for loans made in arms' length transactions between non-affiliated parties and (iii) such Indebtedness, (A) if to a Foreign Subsidiary shall be subordinated to the Obligations pursuant to the Affiliate Subordination Agreement and (B) if to a Domestic Loan Party shall be Collateral pursuant to a Security Agreement in effect naming such Domestic Loan Party as Debtor;

                    (f)     Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary, provided that either (i) the aggregate principal amount of such Indebtedness does not exceed $2,500,000 in the aggregate at any one time outstanding or (ii) the aggregate principal amount of such Indebtedness does not exceed $5,000,000 in the aggregate at any one time outstanding and Borrower has provided Administrative Agent notice that such Indebtedness exceeds $2,500,000 and, if and when requested by Administrative Agent, has provided Administrative Agent with a schedule of all then existing Indebtedness of any Foreign Subsidiary to any other Foreign Subsidiary, including parties, amounts and terms, which schedule will be updated by Borrower periodically as requested by Administrative Agent during any period that such Indebtedness exceeds $2,500,000;

                    (g)     Indebtedness in respect of Interest Rate Protection Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party is exposed in the conduct of its business or the management of its liabilities; and

                    (h)     Indebtedness of the Foreign Subsidiaries, other than to any Loan Party(ies) or Affiliate(s), in an aggregate amount not to exceed $2,000,000 outstanding and/or committed at any time; and

                    (i)     Indebtedness existing on the date hereof which is set forth on Schedule 7.2(i) annexed hereto and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Revolving Credit Loans.

provided, however, that no Indebtedness of one Loan Party to another shall be permitted by this Section 7.2 if such Indebtedness is evidenced by an instrument which has not been delivered to the Administrative Agent as Collateral for the Obligations.

        7.3     Sale or Transfer of Assets; Suspension of Business Operations. Borrower shall not, and shall not permit any Subsidiary to, (a) sell (including as part of a sale-leaseback transaction), convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, (i) the stock or Equity Interests of any Subsidiary, except for the transfer of 100% of the outstanding shares thereof (or at least 99% in the case of the shares of Computer Task Group Belgium, N.V.) to Borrower or to another Subsidiary the outstanding stock of which is subject to a Pledge Agreement, and except that the stock or Equity Interests of any Domestic Subsidiary may not be sold to any Foreign Subsidiary, (ii) any of its now owned or hereafter acquired assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and disposition of obsolete equipment or (b) liquidate, dissolve or suspend business operations, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing with respect to any assets or Collateral, except any sale, lease, assignment, or other transfer of assets by any Loan Party, provided that (x) Borrower is in compliance with the covenants set forth in Section 6.7 at the time of, and immediately following, any such disposition, (y) the aggregate value of the assets so disposed of by all Loan Parties shall not exceed $1,000,000 from the Closing Date through the Revolving Credit Loan Maturity Date and (z) Borrower gives Administrative Agent prior notice of any transaction permitted by clause (i) above, and upon the request of Administrative Agent, Borrower or the relevant Subsidiary delivers to the Administrative Agent, (a) a Subsidiary Guaranty and Pledge Agreement, in the case of the transfer of stock or Equity Interests in a Domestic Subsidiary, (b) a Pledge Agreement, Negative Pledge Agreement and Affiliate Subordination Agreement or joinder thereto, in the case of the transfer of stock or Equity Interests of a Foreign Subsidiary and (c) pursuant to the applicable Security Documents, if such stock or Equity Interests are certificated, the certificates evidencing such shares of stock (or 65% thereof in the case of issuance of shares by a Foreign Subsidiary), accompanied by undated stock powers executed in blank, together with an opinion of local counsel in form and substance reasonably satisfactory to the Administrative

Agent and shall take such other action as the Administrative Agent shall request to create a valid and enforceable first priority Lien on such shares (pursuant to such Security Documents).

        7.4     Transactions with Affiliates. Except as expressly permitted by this Agreement, Borrower shall not take any of the following actions or permit any Subsidiary to take any of the following actions: (a) make any loan, advance or investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that the Borrower may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.4 hereto so long as the terms of such transactions are not less favorable to the Loan Parties than the terms of a commercially reasonable, arms' length transaction between non-affiliated parties.

        7.5     Limitation on Other Restrictions on Liens. Except for the Loan Documents, Borrower shall not, and shall not permit any Subsidiary to, enter into, become or remain subject to any agreement or instrument by which it or any of the Collateral may be subject or bound that would prohibit the grant of any Lien upon any of the Collateral to the Administrative Agent (provided that this Section shall not be violated by a provision in any agreement or instrument with or for the benefit of the party holding a Permitted Lien upon Collateral specifically described in Section 7.1(d)(iii) and prohibiting any Loan Party from granting a Lien solely on such specific Collateral).

        7.6     Limitation on Other Restrictions on Amendment of the Loan Documents, etc. Except for the Loan Documents, Borrower shall not and shall not permit any Subsidiary to, enter into, become or remain subject to any agreement or instrument by which it or any of the Collateral may be subject or bound that would prohibit, or require the consent of any Person to, any amendment, modification or supplement to any of the Loan Documents.

        7.7     Restrictions on Nature of Business. Borrower shall not, and shall not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by Borrower or such Loan Party or to purchase, lease or otherwise acquire assets not related to its business.

        7.8     Special Restrictions on Inactive Subsidiaries. Notwithstanding anything herein to the contrary, Borrower shall not take any of the following actions or permit any Subsidiary to take any of the following actions: (a) make any loan, advance, capital contribution or investment in an Inactive Subsidiary; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Inactive Subsidiary; (c) merge into or consolidate with an Inactive Subsidiary (unless the Borrower or another Subsidiary is the surviving entity), or purchase or acquire property from an Inactive Subsidiary; (d) enter into any other transaction directly or indirectly with or for the benefit of an Inactive Subsidiary; or (e) permit any Inactive Subsidiary to engage in any business or activity of any kind or own assets having a total book value in excess of $250,000 in the aggregate (other than intercompany receivables reflected on the books of such Inactive Subsidiaries as to which no cash has been or will be paid by the Borrower or any Subsidiary to such Inactive Subsidiaries).

        7.9     Dividends. Without the prior written consent of the Required Lenders, Borrower shall not take or permit any Subsidiary to take any of the following actions: (a) declare or pay any dividends, (b) purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of the Borrower or any Subsidiary, (c) allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or (d) make any other distribution by reduction or return of capital or otherwise in respect of any shares of its capital stock or permit any Subsidiary to purchase or otherwise acquire for value any stock of the Borrower or another Subsidiary, except that:

            (i)     Borrower may declare and deliver dividends and make distributions payable solely in common stock of Borrower;

           (ii)    Borrower may repurchase or otherwise acquire shares of its capital stock, provided that (A) each such repurchase is at a price not exceeding the then current market price and (B) the aggregate number of shares repurchased shall not exceed 1,200,000 from the Closing Date through the Revolving Credit Loan Maturity Date, with the balance of such amount concurrently adjusted for any stock splits, reverse stock splits and similar events and (C) no Event of Default or Potential Default shall occur as a result of, or exist immediately following, such repurchase or acquisition;

            (iii)   Any Subsidiary may declare and deliver dividends or other distributions directly to any Loan Party other than any Inactive Subsidiary; and

            (iv)   any Foreign Subsidiary of CTG Europe may declare and deliver dividends to CTG Europe.

        7.10     Subsidiaries.

                    (a)     Except as set forth in Section 7.10(c), Borrower shall not, and shall not permit any Subsidiary to, sell or otherwise dispose of any shares of capital stock of any Subsidiary, or permit any Subsidiary to do so, except in connection with a transaction permitted under Section 7.13 or permit any such Subsidiary to issue any additional shares of its capital stock, except (i) directors' qualifying shares of Foreign Subsidiaries, and (ii) the issuance of shares by any Subsidiary to any Subsidiary or to Borrower, which, in each case, already owns or will thereafter own one-hundred percent (100%) (or at least ninety-nine percent (99%) in the case of the shares of Computer Task Group Belgium, N.V.) of the outstanding shares of such Subsidiary; provided that, prior to such transfer, Borrower or such Subsidiary delivers to the Administrative Agent, (x) a Subsidiary Guaranty and Pledge Agreement, in the case of the issuance of shares by a Domestic Subsidiary, (y) a Pledge Agreement, Negative Pledge Agreement and Affiliate Subordination Agreement or joinder thereto, in the case of the issuance of shares by a Foreign Subsidiary and (z) pursuant to the applicable Security Documents, if such stock or Equity Interests are certificated, the certificates evidencing such shares of stock (or 65% thereof in the case of issuance of shares by a Foreign Subsidiary), accompanied by undated stock powers executed in blank, together with an opinion of local counsel in form and substance reasonably satisfactory to the Administrative Agent and shall take such other action as the

Administrative Agent shall request to create a valid and enforceable first priority Lien on such shares (pursuant to such Security Documents).

                    (b)     Except as set forth in Section 7.10(c), neither Borrower, nor any Subsidiary, shall create, acquire or suffer to exist any Subsidiary not set forth on Schedule 4.12 hereto without the prior written consent of the Administrative Agent, which may be conditioned upon the execution and delivery by such Subsidiary and/or such Loan Party, as the case may be, of an amendment to one or more Loan Documents, a guaranty of the Obligations, a security agreement with respect to such Subsidiary's assets, a pledge of some or all of the Equity Interests in such Subsidiary, other documents, certificates and/or instruments and satisfactory results of due diligence with respect to liens, title and environmental matters relating to such entity and its assets and Equity Interests.

                    (c)     Notwithstanding Section 7.4, (i) CTG Europe may form a new Subsidiary in Luxembourg ("New Luxembourg") and (ii) notwithstanding Section 7.12, including the Dollar limitation therein, which shall not apply to the following purchase, the Borrower may purchase from CTG Europe all of the issued and outstanding shares of existing Foreign Subsidiary Computer Task Group Luxembourg, S.A. for a purchase price of 1.5 million Euros. Borrower shall give the Administrative Agent prompt notice of either of the occurrences described in the preceding sentence.

        7.11     Fundamental Changes. Borrower shall not, and shall not permit any Subsidiary to, change its name, corporate, limited partnership or limited liability company form, as the case may be, or jurisdiction of incorporation, formation or organization without the prior written consent of the Administrative Agent, which consent will not be withheld except and unless the attachment, perfection or priority of any security interest intended to be created or existing under any Loan Document would be adversely affected.

        7.12     Guaranties and Advances. Borrower shall not, and shall not permit any Subsidiary to, without the prior written consent of Administrative Agent, guarantee, endorse or otherwise in any way become or be responsible for any obligations of any other Person, other than a Subsidiary, whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of equity purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business. Borrower shall not make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, (a) any loans or advances except as permitted by Section 7.2 or (b) any capital contributions or investments of any kind in or make any distributions of cash or other assets of any kind to any other Person, except that (i) any Domestic Loan Party may make investments in any other Domestic Loan Party, (ii) any Loan Party may make distributions in the form of loan repayments with respect to loans permitted by Section 7.2, (iii) the Borrower and its Subsidiaries may continue to own their existing equity investments in their respective Subsidiaries, to the extent (but only to the extent) such investments are outstanding as of the date of this Agreement, and (iv) the Borrower and its Subsidiaries may make other investments, provided that the aggregate amount expended by the Borrower and its Subsidiaries for all such investments under this Section 7.12 cumulatively from the Closing Date less the aggregate amount of any cash proceeds received by the Borrower and its Subsidiaries from and after the Closing Date from the liquidation of any such investments made under this Section 7.12 shall not exceed $1,500,000., and (v) Borrower and its Subsidiaries may make travel advances, advances of prepaid rent not exceeding two months, security deposits and the like in the ordinary course of business.

        7.13     Merger, Consolidation; Acquisitions. (a) Borrower shall not, and shall not permit any Subsidiary to, without the prior written consent of Administrative Agent, consolidate or merge, or enter into any binding agreement to consolidate with or merge, into any other Person or permit any other Person to merge into it whereby such Loan Party assumes or agrees to assume liabilities of such other party or is not the surviving entity, provided, however, that the consent of the Administrative Agent to any transaction described above which is solely between Foreign Subsidiaries or solely between Domestic Loan Parties shall not be required (so long as Borrower is the surviving corporation of any merger involving Borrower and so long as, in any merger of Foreign Subsidiaries, the outstanding stock of the surviving entity is subject to a Pledge Agreement in form and substance satisfactory to Administrative Agent and such surviving entity has delivered the applicable documentation described in Section 7.10 to the extent requested by the Administrative Agent) but Borrower shall give Administrative Agent thirty (30) days' prior notice thereof and shall, prior to the effective date of such merger, execute, deliver and file, and/or cause its Subsidiary(ies) to execute, deliver and file, amendments to one or more Loan Documents, and other documents, certificates and/or instruments, and shall respond promptly to Administrative Agent's request for due diligence with respect to the proposed transaction, related pro forma financial statements and the like.

                    (b)     Borrower shall not make or permit any Subsidiary to make any Acquisition; provided, however, that so long as no Event of Default or Potential Default shall have occurred and be continuing and no Event of Default or Potential Default shall be caused thereby and the Borrower has given the Administrative Agent not less than 10 Banking Days' prior written notice of such proposed Acquisition, the Borrower may make Permitted Acquisitions, provided that (i) the aggregate purchase price paid by the Borrower for all such Acquisitions under Section 7.13(a)(exclusive of Acquisitions described in the proviso therein) and Section 7.13(b) shall not exceed $3,500,000 in any fiscal year of Borrower or $10,000,000 cumulatively from the Closing Date; (ii) the business or assets so acquired are owned by an entity organized under the laws of a jurisdiction within the United States and are located in the United States, (iii) in the case of a Permitted Acquisition structured as a stock purchase, the issuer of the stock to be purchased is organized under the laws of a jurisdiction within the United States, (iv) the Borrower shall have demonstrated to the Administrative Agent that the principal amount to be outstanding on the Revolving Credit Notes at the time of, and immediately following such Acquisition, does not exceed pro forma Availability after giving effect to such Acquisition, and (v) the Borrower shall have demonstrated to the Administrative Agent pro forma compliance with Section 6.7 hereof after giving effect to such Acquisition.

        7.14     Accounting. The Borrower will not adopt any material change in accounting principles other than as required by GAAP. Borrower shall not, and shall not permit any Subsidiary to, adopt, permit or consent to any change in its fiscal year.

        7.15     Governing Documents. The Borrower will not, and will not permit any Subsidiary to, amend its respective Governing Documents in such a manner so as to (a) cause a Material Adverse Effect, (b) remove or diminish the Administrative Agent's, any Lender's or the Bank's rights under this Agreement or any Loan Document, (c) immediately or after the passage of time, cause the Security Interest to become unperfected with respect to any Collateral, (d) substantially impair the ability of the Administrative Agent to monitor and manage the Collateral and the Obligations, collect payments, fees, and expenses, or otherwise take action under this Agreement or any Loan Document.

        7.16    Hazardous Materials. Borrower shall not use, generate, treat, store, dispose of or otherwise introduce, or permit any Subsidiary to use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not cause, suffer, allow or permit anyone else to do so, except in compliance with all applicable Environmental Laws.

        7.17    CTG Europe. Notwithstanding anything herein to the contrary, Borrower shall not permit CTG Europe to (a) engage in any business or activity other than (i) holding title to all of the capital stock or other Equity Interests of its existing Subsidiaries as of the date hereof as set forth on Schedule 4.12 and (ii) as set forth in Section 7.10(c), (b) hold any assets except for the capital stock or other Equity Interests of New Luxembourg (when created) and its existing Subsidiaries as of the date hereof as set forth on Schedule 4.12 and the proceeds of the sale of Computer Task Group Luxembourg, S.A. in accordance with Section 7.10(c) or (c) incur or permit to exist any Indebtedness or other liabilities (other than under the Loan Documents), assume or guarantee any Indebtedness of any other Person or create, incur, assume or permit to exist any Liens on any or all of its assets (other than any Liens created under the Loan Documents or any Permitted Lien).

        7.18    Payments on Foreign Subsidiary Loans. Borrower shall not make or permit any Subsidiary to make any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to any Indebtedness of Borrower to a Foreign Subsidiary permitted under Section 7.2(e), provided that so long as no Event of Default or Potential Default shall have occurred and be continuing and no Event of Default or Potential Default shall be caused thereby, any Loan Party may repay the principal amount of any such Indebtedness in accordance with Section 7.2(e), together with interest thereon at a per annum rate not exceeding the rate permitted by Section 7.2(e).

8. EVENTS OF DEFAULT. "Event of Default" shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

        8.1     Nonpayment. Either (a) the Borrower shall fail to pay any principal of or interest on any Revolving Credit Loan or any fee or, except as provided in paragraph (b), other amount due under this Agreement or any Revolving Credit Note within five (5) calendar days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise, or (b) the

Borrower shall fail to pay any such Reimbursement Obligation in accordance with Section 2.14(b) when the same shall become due and payable; or

        8.2     Insolvency; Receivership. Any Loan Party shall generally not, or be unable to, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of at least thirty (30) days or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or a petition shall be filed by Borrower under the United States Bankruptcy Code naming the Borrower as debtor; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this Section 8.2 shall occur under the Requirement of Law of any jurisdiction applicable to any Loan Party; or any Loan Party, including a member, equity owner(s) or managing member of such Loan Party, shall take any corporate, partnership, limited liability company, or other similar action to authorize any of the actions set forth above in this Section 8.2; or

        8.3     Breach of Representation. If any certificate, statement, representation, warranty, financial statement or audit heretofore or hereafter furnished by or on behalf of any Loan Party to Administrative Agent (including the representations and warranties contained herein) shall prove to be untrue or misleading in any material respect or to have omitted any material contingent or unliquidated liability or claim against any Loan Party as of the date when made, deemed made or furnished; or

        8.4     Judgment. Entry of a judgment, arbitration award, decree or order for the payment of money in excess of $1,000,000 individually or cumulative judgments, arbitration awards, decrees and/or orders in excess of $2,000,000 in the aggregate for all judgments, awards, decrees and orders (excluding any judgment for which the Borrower is fully insured other than any applicable standard deductible) against any one or more Loan Party(ies) which are not stayed, discharged, dismissed or bonded within thirty (30) days after the date(s) thereof; or

        8.5     Default. Default by any Loan Party in the observance or performance of, or breach of, (i) any of the covenants applicable to such Loan Party set forth in Sections 6.2, 6.4, 6.5 or 6.7 or in Article 7, or (ii) any term, covenant or agreement contained in this Agreement (other than those referred to elsewhere in this Section 8) or any other Loan Document, and, in the case of this clause (ii), such failure shall continue for fifteen (15) consecutive days after Administrative Agent shall have first given Borrower notice of such failure; or

        8.6     Events of Default Under Other Agreements. The occurrence of (i) any event of default under the terms of any loan agreement, note, indenture, mortgage, security agreement or other agreement evidencing or securing long term debt (as defined by GAAP) of any Loan Party, which default could reasonably be expected to result in a liability of over $500,000 and which has not been cured within any applicable grace or notice period, or (ii) if any Loan Party shall commit any act, or fail to take any action, the occurrence or non-occurrence of which constitutes an event of default under the terms of any lease, agreement, contract, indenture, mortgage, deed of trust, security agreement or other instrument executed or to be executed by it or by which it or its assets is bound which default could reasonably be expected to result in a liability of over $500,000 and which has not been cured within any applicable grace or notice period; or

        8.7     Plan Events. (a) Borrower or any Controlled Group Member is required to provide security to a Plan in accordance with Code Section 401(a)(29) provided that the adverse effect of the same on the Borrower is not cured to the satisfaction of Administrative Agent within thirty (30) days after Borrower or any Controlled Group Member receives notice of such requirement, or (b) the occurrence of any of the following actions or events provided, in the case of this clause (b), that the Administrative Agent reasonably determines that such action or event could reasonably be expected to have a Material Adverse Effect and provided that the adverse effect of such action or event is not cured to the satisfaction of Administrative Agent within ten (10) days after notice and demand to cure from the Administrative Agent:

                        (i)     PBGC notifies a Plan by service of a complaint, threat to file a lawsuit, or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, that the Plan shall be terminated, or that trustees should be appointed for the Plan; or

                        (ii)     Any action is taken to terminate or reorganize a Plan or Multiemployer Plan, or the administrator (as defined in Section 3(16)(A) of ERISA) of a Plan provides to the PBGC or other affected party a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

                        (iii)     Any action taken by the administrator (as defined in Section 3(16)(A) of ERISA) of a Plan to have a trustee appointed for the Plan pursuant to Section 4042 of ERISA; or

                        (iv)     There is an accumulated funding deficiency (as defined in Section 412(a) of the Code) with respect to a Plan or Multiemployer Plan; or

                        (v)     A Reportable Event or Pension-Related Event occurs with respect to a Plan; or

                        (vi)     Any action is taken to amend a Plan into a defined contribution plan described in Section 4021(b)(1) of ERISA causing a termination for the purposes of Section 4041(e) of ERISA; or

                        (vii)     Borrower or any Controlled Group Member withdraws from any Multiemployer Plan in a complete or partial withdrawal (within the meaning of Sections  4203 and 4205 of ERISA), or receives a notice of withdrawal liability or demand for payment of withdrawal liability on account of a complete or partial withdrawal from a Multiemployer Plan or on account of secondary liability for withdrawal liability following a sale of assets subject to Section 4204 of ERISA; or

                        (viii)     Any other event or condition occurs which might constitute grounds under Section 4041(a) or 4042 of ERISA for the termination or the appointment of a trustee or administrator of any Plan or Multiemployer Plan; or

                        (ix)     Any other event or condition shall occur or exist which could subject the Borrower or any Controlled Group Member to any material tax, penalty or other liability with respect to a Plan; or

        8.8     Environmental Lien. The continued existence, for a period of forty-five (45) days, of any Environmental Lien securing an obligation in excess of $500,000 on any assets or properties of any Loan Party; or

        8.9     Failure of Lien. Any Security Document shall cease to be in full force and effect, or any Lien created or purported to be created in any Collateral pursuant to any Security Document shall fail to be a valid, enforceable and perfected Lien in favor of the Administrative Agent securing the Obligations prior to all other Liens (other than other Liens in favor of the Administrative Agent and Permitted Liens), except as expressly provided in the Loan Documents, or any Loan Party shall assert any of the foregoing; or

        8.10    Failure of Loan Document. Any Loan Document shall at any time or for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower or any Subsidiary, or Borrower or any Subsidiary shall deny it has any further liability or obligations thereunder; or

        8.11     Change of Control. Any Change of Control shall occur; or

       8.12    Attachment. Any writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the amount of $250,000 individually or $500,000 in the aggregate for all writs, warrants or process for all affected Loan Parties taken together shall have been issued against any one or more Loan Parties or any of the properties of any Loan Party and shall have remained undischarged and unstayed for a period of thirty (30) days; or

       8.13     Material Adverse Change. The Required Lenders, acting through the Administrative Agent, shall have reasonably determined that an event or condition has occurred which has had, or which could be expected to have, a Material Adverse Effect; or

        8.14     Certain Actions. The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without the Required Lenders' prior written consent; or

        8.15     Conduct of Business. Any Loan Party shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than fifteen (15) days.

9. RIGHTS ON DEFAULT.

        9.1     Rights and Remedies.     (a) Upon the occurrence of any Event of Default the Administrative Agent shall, upon request of the Required Lenders, do any one or more of the following:

                (i)     Immediately terminate the obligations of Administrative Agent, Lenders and Bank under this Agreement by written notice to Borrower, and all Obligations shall immediately become due and payable, at the option of the Administrative Agent, without presentment, demand, protest or further notice of any kind, all of which are hereby waived.

                (ii)     Exercise any right with respect to any Collateral held by it pursuant to this Agreement or any of the Loan Documents.

              (iii)    Set off against any amount due or demanded from any Loan Party any amount which any Loan Party has on deposit or invested with the Administrative Agent and any amount that the Administrative Agent or any Lender owes to any Loan Party.

               (iv)    Make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Administrative Agent in immediately available funds for deposit in the Special Account pursuant to Section 2.14 an amount equal to the L/C Amount.

                (v)     Exercise any other rights or remedies available to the Administrative Agent, the Lenders or the Bank at law or in equity.

        9.2     Certain Events of Default. Upon the occurrence of any Event of Default described in Section 8.2, all Obligations shall immediately become due and payable, without notice or demand.

        9.3     Non-Exclusivity. All of the rights and remedies of the Administrative Agent, the Lenders and the Bank pursuant to this Agreement or otherwise shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy or any right or remedy which the Administrative Agent, the Lenders or the Bank would otherwise have at law. No single or partial exercise or waiver or delay in exercising any right or remedy shall preclude any other or further exercise of that or any other right or remedy.

10. INDEMNIFICATION. Borrower shall indemnify and hold harmless the Administrative Agent, each Lender, the Bank and their respective directors, officers, employees and agents (each such Person, an "Indemnitee"), to the maximum extent permitted by Law, from and against any and all losses, claims, damages, liabilities, costs, expenses, including reasonable counsel and local counsel fees and disbursements (whether incurred in a third party action or in an action to enforce this Agreement) (including the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, incurred at any time by or asserted at any time against any of them or any such person arising out of, or in any way connected with, or as a result of (i) the use of any of the proceeds of any Revolving Credit Loan or Letter of Credit, including any transaction financed in whole or in part or directly or indirectly with the proceeds of any Revolving Credit Loan, (ii) any of the Loan Documents, (iii) the performance by any Loan Party of its obligations hereunder and thereunder, (iv) the breach of any representation or warranty made by any Loan Party in the Loan Documents, (v) any indemnity given by Administrative Agent in any power of attorney executed by it in connection with the execution of any Loan Document, or (vi) any claim, litigation, investigation or proceedings relating to any of the foregoing; provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, damages, liabilities or related expenses to the extent that they result from the bad faith or willful misconduct of such Indemnitee. All amounts due under this Section 10 shall be payable promptly after written demand therefor.

11. EXPENSES. Borrower shall pay or reimburse (i) Administrative Agent and the Bank promptly for all costs and expenses, including reasonable counsel fees and disbursements (including, but not limited to, all charges for title examination, title insurance and survey, recording and filing fees, mortgage recording taxes, indebtedness taxes, appraisal fees, environmental inspection and audit fees and search fees) (collectively, "Expenses"), incurred by the Administrative Agent and the Bank in connection with (A) the entry into this Agreement and any Indebtedness created hereunder, including the negotiation, preparation, execution and delivery of the Loan Documents and (B) the administration or performance of and under the Loan Documents and any requested amendments, modifications, supplements, waivers or consents thereunder, which are not entered into during the continuance of, or in response to, an Event of Default or Potential Default and (ii) Administrative Agent, the Lenders and the Bank promptly for all Expenses, incurred by the Administrative Agent, the Lenders and the Bank in connection with, (A) any requested amendments, modifications, supplements, waivers or consents under the Loan Documents which are entered into during the continuance of, or in response to, an Event of Default or Potential Event of Default, and (B) any Event of Default and any action taken to collect the Obligations or to enforce the Administrative Agent's, the Lenders' or the Bank's rights under such Loan Documents, including the negotiation of any restructuring or "work-out" (whether or not consummated) of the Obligations or any portion thereof.

12. AGENCY

        12.1     Appointment, Powers and Immunities. (a)  Each Lender and the Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 12.5 and the first sentence of Section 12.6 hereof shall include reference to its Affiliates and its own and its Affiliates' officers, directors, employees and agents) (i) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (ii) shall not be responsible to the Lenders or the Bank for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement, any Revolving Credit Note or any of the other Loan

Documents or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; (iii) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. In addition, the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, independent public accountants or experts. The Administrative Agent may deem and treat the payee of any Revolving Credit Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent.

                (b)     The provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lenders and the Bank, and no Loan Party shall have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely for itself and as agent of the Lenders and the Bank and does not assume and shall not be deemed to have assumed any obligations toward or relationship of agency or trust with or for any Loan Party.

        12.2     Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any certification, notice or other communication by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or, if provided herein, in accordance with the instructions given by all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action which shall expose the Administrative Agent to personal or criminal liability or which is contrary to this Agreement or applicable law.

        12.3     Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Potential Default or Event of Default (other than the non-payment of principal of or interest on Loans) unless the Administrative Agent has received notice from a Lender or a Loan Party specifying such Potential Default or Event of Default and stating that such notice is a "Notice of Potential Default" or a "Notice of Event of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Potential Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 12.7 hereof) take such action with respect to such Potential Default or Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders.

        12.4     Rights as a Lender. Manufacturers and Traders Trust Company ("M&T") (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall include the Administrative Agent in its individual capacity. M&T (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) issue Letters of Credit as "Bank" in accordance with this Agreement, accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any Loan Party(ies) and any of the Affiliates of any Loan Party(ies) as if it were not acting as the Administrative Agent, and M&T and its Affiliates may accept fees and other consideration from the same for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

        12.5     Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Loan Parties under Section 10 hereof, but without limiting the obligations of any Loan Party under said Section 10) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation or in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that the Loan Parties are obligated to pay under Section 10 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they are found in a final decision by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party to be indemnified.

        12.6     Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party or any Affiliate thereof. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Loan Party or any Affiliate thereof that may come into the possession of the Administrative Agent or any of its Affiliates.

        12.7     Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

       12.8     Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank which has an office in New York, New York with a combined capital and surplus of at least Two Hundred Million Dollars ($200,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

        12.9     Consents under Loan Documents. Except as otherwise provided in Section 13.2 hereof with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided in this Agreement or in the Security Documents) consent to any modification, supplement or waiver under any of the Loan Documents which would (a) increase the principal amount of the Revolving Credit Loan, (b) extend the Revolving Credit Loan Maturity Date, (c) modify the payment terms of the Revolving Credit Loan, (d) reduce any Applicable Margin with respect to the Revolving Credit Loan or otherwise modify the interest payment terms relating thereto, (e) reduce the amount of any fees payable by the Borrower, (f) postpone the scheduled payment of any interest or fees, (g) release all or a substantial portion of the Collateral for the Revolving Credit Loans or any guarantee of any portion of the Loans, (h) change any of the provisions of this Section 12.9 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under the Loan Documents or to make any determination or grant any consent hereunder, or (i) modify the definition of Required Lenders, (except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property or assets of any Loan Party or any Affiliate thereof which is the subject of a Permitted Lien (other than pursuant to Section 7.1(a) hereof) or the subject of a disposition of property or assets permitted hereunder or under the Security Documents or to which the Required Lenders have consented.

13. MISCELLANEOUS.

        13.1     Entire Agreement; Binding Effect. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account and benefit of the Lenders, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, including the commitment letter from Manufacturers and Traders Trust Company to Borrower dated December 8, 2004, and any course of dealing between the parties with respect to the subject matter hereof. This Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Administrative Agent, the Lenders, the Bank and their respective successors and assigns.

        13.2     Amendments; Waivers. Except as otherwise expressly provided in this Agreement, this Agreement cannot be amended, supplemented or modified orally (or by any course of conduct or usage of trade) but may only be amended, supplemented or modified by a writing duly executed by Borrower, the Administrative Agent, the Bank and the Required Lenders and specifically referring to each provision of this Agreement being modified. Borrower hereby waives protest, presentment and notice of any kind in connection with the delivery, acceptance, performance, default or enforcement of any of the Loan Documents, except as specifically provided for herein. No course of dealing or performance and no failure or delay on the part of the Administrative Agent, the Lenders or the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Administrative Agent, any Lender or Bank of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by the Administrative Agent, any Lender or Bank of any such right or remedy shall be effective unless made in a writing duly executed by the Required Lenders and Bank (or by the Administrative Agent with the consent of the Required Lenders and Bank) and specifically referring to such waiver and each such waiver shall relate only to the specific transaction referenced therein.

        13.3     Notices. Except as set forth in Section 2.1(b), any notice, demand or communication to be given pursuant to this Agreement or any Loan Document must be in writing, and shall be delivered by certified mail, return receipt requested, by reputable overnight courier service with receipt of delivery acknowledged, or by telecopier. All notices shall be sent to the applicable party at the address stated on the signature pages hereto or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any demand, notice or communication hereunder shall be deemed to have been given on the date received or on the date delivered and refused; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission.

        13.4     Assignment. Neither this Agreement nor any of the rights or obligations of Borrower hereunder may be assigned or transferred by Borrower, by operation of law or otherwise, without the prior written consent of the Required Lenders, acting through the Administrative Agent.

        13.5     Participation and/or Assignment. (a) The Administrative Agent may, at any time or from time to time without consent of or notice to the Borrower sell participations to one or more commercial banks or other Persons (each, a "Participant") in a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Revolving Credit Notes held by it). In the event of any such sale by Administrative Agent of a participating interest to a Participant, the Administrative Agent's obligations under this Agreement to the Borrower shall remain unchanged. In such event, transferor (Administrative Agent) shall remain solely responsible for the performance hereof and shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement, and Borrower shall continue, and shall have the right to continue, to deal solely and directly with Administrative Agent, in connection with the rights and obligations under this Agreement of the Administrative Agent. Each Loan Party agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it under this Agreement.

                        (b)     Administrative Agent may, while an Event of Default shall have occurred and be continuing, assign to any one or more lending institutions (each, an "Assignee") all or a part, but no less than Five Million Dollars ($5,000,000) in principal amount, of its rights and obligations under this Agreement and the Revolving Credit Loans or any portion thereof. Administrative Agent, as the case may be, as the assigning lender thereunder, shall, to the extent of the interest assigned be released from its obligations under this Agreement.

                        (c)     Borrower authorizes Administrative Agent to disclose to any Participant, or Assignee (each, a "Transferee") and any prospective Transferee (whether or not, in the case of any Person that is a prospective Transferee, such Person in fact becomes a Transferee), any and all financial information, operating and other information in Administrative Agent's possession concerning Borrower and its Affiliates which has been delivered to Administrative Agent by or on behalf of Borrower pursuant to this Agreement or which has been delivered to Administrative Agent in connection with its credit evaluation of Borrower. Administrative Agent will use reasonable efforts to have any financial information and operating information concerning Borrower and its Affiliates to be treated as confidential; provided, however, that such financial information may be disclosed (i) as required by Law or pursuant to GAAP, (ii) to officers, directors, employees, agents, partners, attorneys, accountants, rating agencies, engineers and other consultants of the Administrative Agent who need to know such information, (iii) by Administrative Agent to any Transferee, (iv) as needed to permit

Administrative Agent to enforce its rights under the Loan Documents, or (v) upon the written consent of Borrower, which consent will not be unreasonably withheld, conditioned or delayed.

        13.6     Governing Law. This Agreement, the Loan Documents, any and all other documents executed in connection with this Agreement, and the acts and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York (including for such purposes Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without regard to its principles of conflict of laws.

       13.7     Enforceability of Obligations. The Obligations of Borrower and each Loan Party pursuant to the Loan Documents and all other instruments, documents and agreements executed in connection therewith shall not be impaired or avoided for any reason including the unenforceability of such Obligations against any other party, including any guarantor, or the incapacity or lack of authority of any signatory for Borrower. The Administrative Agent or the Required Lenders, acting through the Administrative Agent, may compromise or settle, extend the period of duration for the time for payment, discharge performance of, or may refuse to enforce, or may release, all or any part of any and all of the Obligations hereunder due to it, and of the Collateral for such Obligations, and may grant other indulgences to any of Borrower or any guarantor in respect thereof, or agree to the release or substitution of any guarantor, all without otherwise affecting or impairing the obligations of Borrower hereunder.

       13.8     WAIVER OF JURY TRIAL. EACH OF ADMINISTRATIVE AGENT, EACH LENDER, BANK AND BORROWER, BY EXECUTING THIS AGREEMENT OR ANY OTHER DOCUMENT PROVIDED FOR BY THIS AGREEMENT, WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY ACTION, WHETHER ARISING IN CONTRACT OR TORT, BY STATUTE OR OTHERWISE, IN ANY WAY RELATED TO THIS AGREEMENT OR ANY DOCUMENT PROVIDED FOR BY THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDERS TO EXTEND CREDIT TO BORROWER AND NO WAIVER OR LIMITATION OF THE RIGHTS OF ADMINISTRATIVE AGENT, BANK OR ANY LENDER UNDER THIS SECTION SHALL BE EFFECTIVE UNLESS IN WRITING AND MANUALLY SIGNED ON BEHALF OF ADMINISTRATIVE AGENT, BANK OR SUCH LENDER. BORROWER AGREES THAT ADMINISTRATIVE AGENT, BANK OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THIS WAIVER OF RIGHT TO TRIAL BY JURY.

                        Borrower acknowledges that the above paragraph has been expressly bargained for by Administrative Agent and that, but for Borrower's agreement thereto, Lenders would not extend the Loans to Borrower for the term and interest rate provided in the Revolving Credit Notes described herein and Bank would not agree to issue Letters of Credit for the benefit of Borrower.

        13.9     Jurisdiction and Venue. Borrower hereby agrees that all actions or proceedings arising directly or indirectly out of this Agreement shall be litigated in the Supreme Court of the State of New York, Erie County, or the United States District Court for the Western District of New York or in any court in which Administrative Agent shall initiate such action, to the extent such court has jurisdiction. Borrower hereby expressly submits and consents in advance to such jurisdiction and waives any claim that Buffalo, New York or the Western District of New York is an inconvenient forum or an improper forum based on lack of venue. Borrower agrees that a copy of this Agreement kept in Administrative Agent's course of business may be admitted into evidence as an original.

        13.10     Survival. Borrower's obligations under Sections 10 and 11 hereof shall continue notwithstanding that Borrower may have fully repaid all other amounts owing pursuant to this Agreement.

        13.11     Severability. If any provision of this Agreement shall be determined by a court to be invalid, such provision shall be deemed modified to conform to the minimum requirements of applicable law.

        13.12     Headings. The section headings inserted in this Agreement are provided for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

        13.13     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one and the same Agreement.

        13.14     Further Assurances. Borrower shall, at its expense and without expense to the Administrative Agent, Bank or any Lender execute, acknowledge and deliver such further instruments, assignments, notices and assurances as the Administrative Agent shall, from time to time, reasonably require for the better assuring, assigning, and confirming to the Administrative Agent, Bank and the Lenders the rights granted to them hereunder and under the Loan Documents, or for carrying out the intention or facilitating the performance of the terms of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

COMPUTER TASK GROUP, INCORPORATED

By:	/s/Peter P. Radetich
Name: Peter P. Radetich
Title: Senior Vice President

Address for Notices:

800 Delaware Avenue
Buffalo, New York 14209
Attention: Peter P. Radetich
Senior Vice President & General Counsel

Telephone: 716-887-7366
Telecopier: 716-887-7370

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent, Bank and as a Lender

By:	/s/Edward J. Graber
Edward J. Graber
Vice President

Address for Notices:

One Fountain Plaza
12th Floor
Buffalo, NY 14203
Attention: Mr. Edward J. Graber
Vice President

Telephone: 716-848-7314
Telecopier: 716-848-7318

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/Mark F. Wachowiak
Name: Mark F. Wachowiak
Title: Vice President

Address for Notices:

Key Center
50 Fountain Plaza
Buffalo, NY 14202-2299
Attention: Mark Wachowiak
Telephone: 716-847-2330
Telecopier: 716-847-7897

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$_________	Buffalo, New York
April __, 2005

                FOR VALUE RECEIVED, the undersigned, COMPUTER TASK GROUP, INCORPORATED ("Borrower"), a New York corporation with its chief executive office at 800 Delaware Avenue, Buffalo, New York 14209, promises to pay to the order of ________________________ (the "Lender"), on or before the Revolving Credit Loan Maturity Date, and at such earlier dates as may be required by the Agreement (as defined below), the principal sum of ____ Million and 00/100 Dollars ($__,000,000.00) or the outstanding principal amount of this Note, if less. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement, together with fees, costs and expenses as set forth in the Agreement.

                This Note is one of the Revolving Credit Notes referred to in, is due and payable as provided in, is subject to the terms and conditions set forth in, and is entitled to the benefits of, the Loan Agreement dated as of April __, 2005, by and between Borrower, the Bank and Lenders, as defined therein, and Manufacturers and Traders Trust Company, as Administrative Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain conditions. Terms defined in the Agreement and capitalized herein have the same meanings herein as in the Agreement.

                This Note is secured by and is entitled to the benefits of the Liens created by or existing under the Security Documents referred to in the Agreement.

                This Note may be prepaid in whole or in part at any time in accordance with the terms and provisions of the Agreement.

                This Note is issued by Borrower to Lender in connection with the Revolving Credit Loan. Lender may make any advance of the Revolving Credit Loan in reliance upon any oral (including, but not limited to, telephonic), written (including, but not limited to teletransmitted) or other request made by the Administrative Agent. Lender shall incur no liability to Borrower or any other person as a direct or indirect result of making any advance in accordance with this paragraph and the request of the Administrative Agent.

                The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices, unless notice is specifically provided for in the Agreement, in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

                Borrower agrees that a copy of this Note kept in Lender's course of business may be admitted into evidence as an original.

                This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of choice of law.

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:

Address for Notices:
800 Delaware Avenue
Buffalo, New York 14209
Attention: Peter P. Radetich
Senior Vice President & General Counsel

Telephone: 716-887-7366
Telecopier: 716-887-7370

EXHIBIT B

REVOLVING CREDIT LOAN PRICING GRID

        The Commitment Fee Rate, and the Applicable Margin to be added to either the Adjusted Base Rate or the LIBOR Rate with respect to the Revolving Credit Loans, shall be determined by the corresponding Actual Leverage Ratio, defined in the Loan Agreement, computed as of the end of each fiscal quarter, which Applicable Margin shall be determined using the table below and applied to the Pricing Period next commencing:

Level	Actual Leverage Ratio	Adjusted Base Rate Applicable Margin (in Basis Points)	LIBOR Rate Applicable Margin (in Basis Points)	Commitment Fee Rate (in Basis Points)
I	Less than 1.50 to 1.00	0	150	20.0
II	Greater than or equal to 1.50 to 1.00 and less than 2.00 to 1.00	25	175	25.0
III	Greater than or equal to 2.00 to 1.00 and less than or equal to 2.50 to 1.00	50	200	25.0
IV	Greater than or equal to 2.50 to 1.00	75	225	37.5

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE CERTIFICATE
(Amounts in $000s)

For the Applicable Billing Period Ending , 20__

I.	ACCOUNTS RECEIVABLE AGING as of

	Invoice/Mail Date Aging	Current	31-90	91-180	Over 180	Total
		__________	__________	__________	___________	__________

II.	BORROWING BASE

A.	BORROWING BASE COMPONENTS

1.	ELIGIBLE BILLED ACCOUNTS

	(A)	Total Billed Accounts of the Domestic Loan Parties, net of credits
Less:
(i)(a) Non-Healthcare Provider Over 90 Days Past Invoice Date
(i)(b) Healthcare Provider Over 120 Days Past Invoice Date
(ii) Disputed, offset or contra account (i.e. vendor receivables)
(iii) Unperfected Government
(iv) Account debtor outside U.S.
(v) Insolvency/Bankruptcy
(vi) Affiliate A/R
(vii) Unperfected
(viii) Restructured
(ix) Advertising, charges, taxes
(x) Ineligible Receivables under clause (j) of Eligible Accounts definition
(xi) Concentration in Excess of 25% of consolidated A/R
(excluding IBM)
(xii) Ineligible Receivables under clause (l) of Eligible Accounts definition

	(B)	Total Ineligible Receivables

	(C)	Total Eligible Billed Accounts (line A less line B)

	(D)	Total Eligible Billed Accounts Availability (line C x 85%)

	(E)	Total Eligible Billed Accounts for which IBM STG is the account debtor

(Amounts in $000s)

For the Applicable Billing Period Ending

2.	ELIGIBLE UNBILLED ACCOUNTS

	(A)	Total Unbilled Accounts of the Domestic Loan Parties, net of credits
Less:
(i) Over 30 Days in Unbilled status
(ii) Disputed, offset or contra account (i.e. vendor receivables)
(iii) Unperfected Government
(iv) Account debtor outside U.S.
(v) Insolvency/Bankruptcy
(vi) Affiliate A/R
(vii) Unperfected
(viii) Restructured
(ix) Advertising, charges, taxes
(x) Ineligible Receivables under clause (j) of Eligible Accounts definition
(xi) Concentration in Excess of 25% of consolidated A/R
(excluding IBM)
(xii) Ineligible Receivables under clause (l) of Eligible Accounts definition

	(B)	Total Ineligible Receivables

	(C)	Total Eligible Unbilled ISTG Accounts

	(D)	Total Eligible Unbilled Accounts (line A less line B less line C)

	(E)	Available at 75% ((line C + line D) x 75%)

	(F)	Eligible Unbilled and Eligible Unbilled ISTG Cap Amount	10,000

	(G)	Total Eligible Unbilled and Eligible Unbilled ISTG Account Availability (lesser of line E and line F)

(Amounts in $000s)

For the Applicable Billing Period Ending

3.	AVAILABILITY BLOCK AMOUNT		3,000

B.	BORROWING BASE CALCULATION

Total Eligible Billed Accounts Availability (from line A1(D) above)				, plus

Total Eligible Unbilled and Eligible Unbilled ISTG Accounts Availability
(from line A2(G) above)				, minus

Availability Block Amount (item A3 above)			3,000	, minus

Reserves for Interest Rate Protection Obligations and Foreign Exchange Obligations				,

BORROWING BASE

C.	AVAILABILITY CALCULATION

	(A)	Borrowing Base*

	(B)	Aggregate Outstanding Revolving Credit Loans

	(C)	Aggregate L/C Amount

	(D)	Availability (line A less line B less line C)

*Availability ceiling is lesser of Borrowing Base and Revolving Credit Facility. If Borrowing Base exceeds Revolving Credit Facility, insert aggregate Revolving Credit Facility in line (A) above.

(Amounts in $000s)

        For the Applicable Billing Period Ending

This Borrowing Base Certificate and the accounts receivable aging report attached hereto as Schedule A, which lists billed and unbilled accounts receivable separately, are submitted as of the date set forth below, under and pursuant to the Loan Agreement dated as of April __, 2005 (the "Loan Agreement") by and among Manufacturers and Traders Trust Company, as Administrative Agent, the Lenders party thereto, the Bank, as defined therein, and Computer Task Group, Incorporated and are tendered for the purpose of inducing the Lenders to advance funds to the Borrower, and are certified to be true and correct in all respects. Terms capitalized, but not defined, in this Borrowing Base Certificate shall have the meanings given such terms in the Loan Agreement. Notwithstanding the abbreviated descriptions of categories in this Borrowing Base Certificate, the Borrowing Base, Availability and all other amounts set forth herein have been calculated in accordance with the applicable provisions of the Loan Agreement.

COMPUTER TASK GROUP, INCORPORATED

By:                                                                                                                                             DATE:

Name:___________________________________________________

Title:___________________________________________________
[Authorized Representative]

Schedule A

Accounts Receivable Aging

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

[Date]

Manufacturers and Traders Trust Company,
as Administrative Agent
One Fountain Plaza
Buffalo, New York 14203

Ladies and Gentlemen:

The undersigned certifies that the following computations required by the affirmative covenants set forth in Section 6.7 of the Loan Agreement (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the "Loan Agreement") dated as of April ___, 2005 among Computer Task Group, Incorporated, a New York corporation ("Borrower"), the Lenders party thereto from time to time (the "Lenders"), and Manufacturers and Traders Trust Company, a New York banking corporation, having an office and place of business at One Fountain Plaza, Buffalo, New York 14203, as issuer of letters of credit (in such capacity, "Bank") and as agent for the Lenders and Bank (in such capacity, together with its successors in such capacity, the "Administrative Agent") are true and correct as of __________________ and that the Borrower is in compliance with such covenants. Capitalized terms used in this certificate and not defined herein shall have the meanings given such terms in the Loan Agreement.

Section 6.7(a) Maximum Leverage Ratio

(A1) As of the end of its fiscal quarter ending                                 , 20__ (the "FQE Date") the Borrower had total Funded Indebtedness outstanding, of

(A2) As of the FQE Date,                               the Borrower had IBM STG Eligible Indebtedness totaling __________________.

A true and correct list of Borrower's IBM STG Receivables is attached hereto, including date, billed or unbilled status and amount.

(B) For the four (4) fiscal quarters ending on the FQE Date taken as one accounting period, the Borrower had EBITDA of

Ratio of (A1 minus A2) to B

                Covenant: The Borrower will maintain, as of the end of any fiscal quarter ending during each period described below, its ratio of (i) (A) total Funded Indebtedness outstanding at the end of such fiscal quarter, less (B) IBM STG Eligible Indebtedness, to (ii) EBITDA for the four (4) fiscal quarters ending on such date taken as one accounting period ("Leverage Ratio"), at not more than the ratio set forth opposite such period.

Quarter	Maximum Leverage Ratio

From the Closing Date through July 1, 2005	3.50 to 1.00

From July 2, 2005 through September 30, 2005	3.25 to 1.00

From October 1, 2005 through December 31, 2006 and thereafter	3.00 to 1.00

Section 6.7(b) Minimum Tangible Net Worth

As of the FQE Date, the Borrower had a Tangible Net Worth of ________________.

                Covenant: So long as this Agreement is in effect, at all times the Tangible Net Worth of Borrower shall be at least $18,300,000 (the "Minimum TNW Amount"). The Minimum TNW Amount shall, as of the last day of each fiscal year of Borrower, (i) be increased by 50% of Borrower's net profits for such fiscal year and (ii) be adjusted to add to shareholders' equity any negative change in Borrower's foreign currency adjustment and to subtract therefrom any positive change in Borrower's foreign currency adjustment, in each case during such fiscal year. The Minimum TNW Amount, as adjusted in accordance with the preceding sentence, shall become the Minimum TNW Amount under this Section 6.7(b) for the fiscal year commencing the day after such adjustment and shall again be adjusted on the last day of such fiscal year as set forth herein.

Section 6.7(c) Capital Expenditures

For its fiscal year ending _______________, 20__ the Borrower incurred and contracted to incur capital expenditures of ________________ [TO BE COMPLETED ONLY IF THE FQE DATE FOR PURPOSES OF THIS CERTIFICATE IS ALSO THE END OF BORROWER'S FISCAL YEAR]

Covenant: The Borrower will not incur or contract to incur capital expenditures of more than $5,000,000 in the aggregate during any fiscal year.

Section 2.3 Applicable Margin

                The Actual Leverage Ratio as of the FQE Date is ________________.

                Accordingly, the Commitment Fee Rate, and the Applicable Margin to be added to either the Adjusted Base Rate or the LIBOR Rate with respect to the Revolving Credit Loans, for the Pricing Period next commencing, shall be as set forth in Exhibit B to the Loan Agreement.

The undersigned further certifies that (i) [no Event of Default or Potential Default has occurred and is continuing] OR [except as otherwise described in Schedule __ attached to this Certificate, no Event of Default or Potential Default has occurred and is continuing [if a Default or Event of Default has occurred and is continuing, include a statement as to the nature thereof and the action which is proposed to be taken with respect thereto]; (ii) except as may be specified in clause (i) above, Borrower is in compliance with each of the covenants herein and in the Loan Documents; and (iii) except as may be specified in clause (i) above, the representations and warranties made by Borrower in Section 4 of this Agreement, and in the Loan Documents, are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

COMPUTER TASK GROUP, INCORPORATED

By:
Name:
Title:
[Authorized Representative]

IBM STG Receivables

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

                This Assignment and Assumption Agreement (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, modified or supplemented from time to time, the "Loan Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

                For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________

3.	Borrower(s):	Computer Task Group, Incorporated

4.	Administrative Agent:	Manufacturers and Traders Trust Company, as the Administrative Agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement dated as of April __, 2005 among the Borrower listed above, the Lenders parties thereto and Manufacturers and Traders Trust Company, as Administrative Agent and Letter of Credit Issuer.

6.	Lending Office
	of Assignee:	______________________________
______________________________
______________________________

7.     Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Revolving Credit Loans
Revolving Credit Loan	$35,000,000.00	$_____________	__________%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

Accepted:

MANUFACTURERS AND TRADERS TRUST COMPANY, as
  Administrative Agent

By_________________________________
  Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

                1. Representations and Warranties.

                1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien or encumbrance and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments collected by the Administrative Agent in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

                3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Schedule A

Lenders

Name of Lender	Revolving Credit Commitment
Manufacturers and Traders Trust Company	$23,000,000
KeyBank National Association	$12,000,000
Total:	$35,000,000

SCHEDULE 4.4
Governmental Approvals and Filings

None

SCHEDULE 4.6
Labor Matters

None

SCHEDULE 4.7
Absence of Undisclosed Liabilities

See Schedule 4.14

SCHEDULE 4.9
Existing Indebtedness

1.	Bank Guaranties aggregating approximately EUR 297,472 given by Fortis Bank on behalf of CTG Belgium N.V. in the ordinary course of business and secured by the lien set forth in Item 4 on Schedule 7.1.

2.	Bank Guaranties aggregating approximately EUR 245,000 given by RaboBank on behalf of CTG Europe B.V. in the ordinary course of business and secured by the bank account listed as Item 9 on Schedule 4.24.

3.	Any capital leases or purchase money financing arrangements with respect to any equipment identified in any of the Uniform Commercial Code filings set forth in Item 1 on Schedule 7.1.

4.	Payment of a $65,000 deferred license fee to Dorenfest due on May 15, 2005.

5.	Obligations of the Borrower in the amount of $2,500 a month for the remainder of the life of J. David Ehlke in connection with the judgment set forth in Item 6 on Schedule 7.1.

6.	See attached Schedule of Intercompany Payable Amounts.

CTG, Inc.

Intercompany Payable amounts

Computer Task Group, Incorporated

CTG Europe	$ 914,828.80
CTG UK	$ 23,528.64
CTG Belgium	$ 135,583.24
CTG Luxembourg	$ 22,969.74

CTG UK

CTG Europe	$ 220,310.43
CTG Holdings	$ 180,537.27
CTG, Inc.	$ 1,086,432.31
CTG Canada	$ 123,247.54

CTG Belgium

CTG Europe	$ 1,189,215.12
CTG Luxembourg	$ 20,416.26
CTG UK	$ 58,818.85
CTG Canada	$ 911.94

CTG Luxembourg

Belgium	$ 4,549.00
CTG Europe	$ 393,893.39
CTG UK	$ 74.17

CTG Canada

Belgium	$ 20,047.06
CTG, Inc	$ 1,344,489.05

CTG International

CTG, Inc.	$ 595,823.00
CTG Europe	$ 1,132.60

CTG Europe

CTG, Inc.	$ 30,954,177.69
CTG UK	$ 2,394.39
CTG Canada	$ 231.20
CTG Luxembourg	$ 713.21

CTG of Buffalo

CTG, Inc.	$ 1,764,271.34

SCHEDULE 4.12
Partnerships, Subsidiaries, etc.

        Domestic Subsidiaries

Name	Type of Organization	Jurisdiction of Formation	Ownership
Computer Task Group International, Inc.	Corporation	Delaware	Wholly owned by Computer Task Group, Incorporated
CTG of Buffalo, Inc.	Corporation	New York	Wholly owned by Computer Task Group, Incorporated

        Foreign Subsidiaries

Name	Type of Organization	Jurisdiction of Formation	Ownership

Computer Task Group Europe B.V.	Netherlands Corporation	The Netherlands	Wholly owned by Computer Task Group International, Inc.
Computer Task Group (UK) Limited	English Corporation	UK	Wholly owned by Computer Task Group Europe, B.V.

Computer Task Group Belgium N.V.	Belgium corporation	Belgium	99.99% owned by Computer Task Group Europe, B.V. 01% owned by Rendeck Macro-4 Software B.V.
Computer Task Group Luxembourg, S.A.	Luxembourg corporation	Luxembourg	Wholly owned by Computer Task Group Europe, B.V.
Computer Task Group of Canada Inc.	Ontario Corporation	Province of Ontario, Canada	Wholly owned by Computer Task Group, Incorporated

        Inactive Subsidiaries

Computer Task Group of Delaware, Inc.*	Corporation	Delaware	Wholly owned by Computer Task Group, Incorporated
Computer Task Group of Kansas, Inc.*	Corporation	Missouri	Wholly owned by Computer Task Group (Holdings), Ltd.

Computer Task Group (Holdings) Ltd. *	English Corporation	UK	Wholly owned by Computer Task Group, Incorporated
Rendeck Macro-4 Software B.V.*	Netherlands Corporation	The Netherlands	Wholly owned by Computer Task Group Europe, B.V.
Computer Task Group France, S.A.S.*	French Corporation	France	Wholly owned by Computer Task Group Europe, B.V.
CTG of England, Ltd. **	English Corporation	UK	Wholly owned by Computer Task Group (U.K.), Ltd.

* Inactive                         **Inactive or dissolved

SCHEDULE 4.13
Material Agreements
1.	Technical Services Agreement (Agreement # 4998CC0046) with International Business Machines, Inc. ("IBM") dated 11/1/02, as amended. A copy of this agreement has been furnished to Administrative Agent.

SCHEDULE 4.14
Litigation

XPAN, LLC v. Computer Task Group, Inc., CASE NO. 5:03-CV-225, Northern District of Ohio, Eastern Division. This action stems from a contract for the provision of software development services. A number of allegations, including breach of contract, are delineated in the complaint. The court recently granted CTG's motion for partial summary judgment seeking to limit damages to the value of the contract.

SCHEDULE 4.18
Intellectual Property
						Statement Of Continued
Trademark	Class	For Use With	Filed	Issued	Registration No.	Use due	Renew by

CTG	35, 42	Computer Services	9/3/1981	2/8/1983	1,226,870	filed	2/8/2013
CTG (logo)	35, 42	Computer Services	7/5/1994	9/19/1995	1,920,102	9/19/2001	9/19/2007

CTG HealthCare Solutions	35	Computer Svcs for Healthcare	5/19/1999	7/23/2002	2598451	7/23/2007	7/23/2007
CTG HealthCare Solutions (logo)	35	Computer Svcs for Healthcare	5/19/1999	6/25/2002	2585809	6/25/2007	6/25/2007

OneVision	9	Computer Software in Steel Industry	5/8/1996	2/24/1998	2,138,231	filed	2/24/2009

TransMarc	35	Y2K Data Processing	1/12/1998	9/28/1999	2,280,688	9/28/2005	9/28/2005

Elumen	35,42	Health Care Computer Services	11/3/1997	12/26/2000	2,416,109	12/26/2006	12/26/2006

Elumen Solutions	35,42	Health Care Computer Services	11/3/1997	12/26/2000	2,416,109	12/26/2006	12/26/2006

Zenius	42	Computer Services	12/29/1999	12/18/2001	2520996	12/18/2006

Zenius (logo)		Computer Services	2/22/2000	1/1/2002	2526012	1/1/2007

ITCapital	42	Computer Services	1/13/2000	9/25/2001	2493504	9/25/2006

exemplar	42	Computer Services	12/29/1999	8/26/2002	2605345	8/6/2007

We've been where you want to go	42	Computer Services	2/2/2000	12/25/2001	2523381	12/25/2006

Assureware	42	Computer Services	2/22/2001	3/18/2003	2698752	3/18/2008

Copyright Registration	Serial No.	Date of Registration

Best Practices Database (IDX)	TX 6-007-652	7/21/2004
E-Business Readiness Test	TX 5-194-892	4/10/2000
HIPAA Interactive Readiness Test	TX 5-181-409	4/14/2000

Patents

None

Foreign Trademarks:
Country	Mark	Registration Date	Reg. No.	Owned by
Canada	ctg logo	March 16, 1996	TMA455,299	Computer Task Group of Canada Inc.
UK	ctg logo	December 22, 1995	1576994	Computer Task Group Europe B.V.
UK	ctg logo	November 14, 1997	1576995	Computer Task Group Europe B.V.
Benelux	ctg logo	June 30, 1994	556973	Computer Task Group Europe B.V.
Benelux	ctg logo	June 30, 1994	557142	Computer Task Group Europe B.V.
Benelux	ctg logo	June 30, 1994	557143	Computer Task Group Europe B.V.

SCHEDULE 4.19
Taxes

A possible $20k tax liability exposure was just recently brought to the Borrower's attention. The alleged exposure stems from a 2001 withholding tax issue that is currently being investigated.

SCHEDULE 4.20
Employee Benefits

None

SCHEDULE 4.21
Environmental Matters

None

SCHEDULE 4.22
Guaranties and Indemnities

See Schedule 7.2(i)

SCHEDULE 4.24
Bank Accounts

SCHEDULE 4.26
Financial Statements

None

SCHEDULE 7.1
Permitted Liens

1.	Any Lien against the Borrower listed below in this Item 1 arising out of any financing or other transaction reflected by any filing listed below in this Item 1 but limited to the Collateral specified below in this Item 1:
Debtor	Secured Party	Filing Date & Number	Filing Jurisdiction	Collateral
Computer Task Group, Inc.	MCI Capital Services	7/25/00 145063 7/26/00 Q80-5724	New York State Erie County, NY	Lease #6879109 Leased computer equipment
Computer Task Group, Incorporated	Dell Financial Services, L.P.	10/29/01 209991	New York	Equipment leased pursuant to Master Lease Agreement #1240316 6/8/00

2.	Liens granted in typical bank documentation in conjunction with the opening of the bank accounts listed on Schedule 4.24 but limited to the amounts on deposit in the related bank account.

3.	The legal privilege (art. 20-1° of Title XVIII - Privileges and Mortgages of the Belgian Civil Code) of the landlord on the movable office furniture/equipment and inventory located in the rented premises at Woluwelaan 140A/140B, B 1831 Diegem, Belgium for matured unpaid rent (up to a maximum of 2 years) and the unmatured rent over the remaining rental period.

4.	Liens granted by CTG Belgium N.V. in connection with a pledge on the tangible and intangible personal property of CTG Belgium N.V. in favor of Fortis Bank as security for up to EUR 272,682.88 for an overdraft facility and for the issuance of rental and performance guarantees up to a joint maximum amount of EUR 297,472 and listed on Schedule 7.2(i).

5.	Liens granted on the bank account of CTG Europe B.V. listed as Item 9 on Schedule 4.24 in connection with bank guaranties given by RaboBank in the ordinary course of business and listed on Schedule 7.2(i).

6.	Judgment against the Borrower in favor of J. David Ehlke filed in Erie County in an amount of $2,500 per month for the remainder of the life of J. David Ehlke.

7.	Liens in favor of JPMorgan Chase Bank, N.A. ("Chase") under a Cash Collateral Agreement between Chase and the Borrower dated on or about the date of this Agreement.

SCHEDULE 7.2(i)
Certain Existing Indebtedness

1.	Bank Guaranties aggregating approximately EUR 297,472 given by Fortis Bank on behalf of CTG Belgium N.V. in the ordinary course of business and secured by the lien set forth in Item 4 on Schedule 7.1.

2.	Bank Guaranties aggregating approximately EUR 245,000 given by RaboBank on behalf of CTG Europe B.V. in the ordinary course of business and secured by the bank account listed as Item 9 on Schedule 4.24.

3.	Any capital leases or purchase money financing arrangements with respect to any equipment identified in any of the Uniform Commercial Code filings set forth in Item 1 on Schedule 7.1.

4.	Payment of a $65,000 deferred license fee to Dorenfest due on May 15, 2005.

5.	Obligations of the Borrower in the amount of $2,500 a month for the remainder of the life of J. David Ehlke in connection with the judgment set forth in Item 6 on Schedule 7.1.

6.	See attached Schedule of Intercompany Payable Amounts.

CTG, Inc.
Intercompany Payable amounts

Computer Task Group, Incorporated

CTG Europe	$ 914,828.80
CTG UK	$ 23,528.64
CTG Belgium	$ 135,583.24
CTG Luxembourg	$ 22,969.74

CTG UK

CTG Europe	$ 220,310.43
CTG Holdings	$ 180,537.27
CTG, Inc.	$ 1,086,432.31
CTG Canada	$ 123,247.54

CTG Belgium

CTG Europe	$ 1,189,215.12
CTG Luxembourg	$ 20,416.26
CTG UK	$ 58,818.85
CTG Canada	$ 911.94

CTG Luxembourg

Belgium	$ 4,549.00
CTG Europe	$ 393,893.39
CTG UK	$ 74.17

CTG Canada

Belgium	$ 20,047.06
CTG, Inc	$ 1,344,489.05

CTG International

CTG, Inc.	$ 595,823.00
CTG Europe	$ 1,132.60

CTG Europe

CTG, Inc.	$ 30,954,177.69
CTG UK	$ 2,394.39
CTG Canada	$ 231.20
CTG Luxembourg	$ 713.21

CTG of Buffalo

CTG, Inc.	$ 1,764,271.34

SCHEDULE 7.4
Transactions with Affiliates

Borrower owns 60,000 shares (or approximately 12.5%) of WineISIT.com. WineISIT.com is a national marketing, media and information company for the three-tier beverage alcohol industry.

Borrower owns a Stock Employee Compensation Trust (SECT) to provide funding for existing employee stock plans and benefit programs. The SECT currently maintains approximately 19% of the shares of Borrower. The SECT currently owes $403,351.20 to the Borrower.